Exhibit 4.16

CLIFFORD CHANCE LLP

$370,000,000

FACILITIES AGREEMENT

originally dated 26 June 2008

for

SIGNET GROUP plc

and Others

and

BARCLAYS CAPITAL, FIFTH THIRD BANK, HSBC BANK plc

and

THE ROYAL BANK OF SCOTLAND plc

as Mandated Lead Arrangers

and

ABN AMRO BANK N.V. and NATIONAL CITY BANK

as Co- Lead Arrangers

with

HSBC BANK plc

acting as Agent

MULTICURRENCY REVOLVING FACILITIES AGREEMENT

AS AMENDED AND RESTATED BY AN AMENDMENT

AGREEMENT DATED 6 MARCH 2009

33.	Set-Off	109

34.	Notices	109

35.	Calculations And Certificates	111

36.	Partial Invalidity	111

37.	Remedies And Waivers	111

38.	Amendments And Waivers	111

39.	Counterparts	112

40.	Usa Patriot Act	112

41.	Governing Law	113

42.	Enforcement	113

SCHEDULE 1 THE ORIGINAL PARTIES		114

Part I The Original Obligors		114
Part Ii The Original Lenders		115

SCHEDULE 2 MARGIN		116

SCHEDULE 3 CONDITIONS PRECEDENT		117

Part I A Conditions Precedent To Initial Utilisation		117
Part I B Conditions Precedent Required To Be Delivered By An Additional Obligor		119

SCHEDULE 4 REQUESTS		121

Part I A Utilisation Request		121
Part I B Utilisation Request - Letters Of Credit		122

SCHEDULE 5 MANDATORY COST FORMULAE		123

SCHEDULE 6 FORM OF TRANSFER CERTIFICATE		126

SCHEDULE 7 FORM OF ACCESSION LETTER		127

SCHEDULE 8 FORM OF RESIGNATION LETTER		129

SCHEDULE 9 FORM OF COMPLIANCE CERTIFICATE		130

SCHEDULE 10 LMA FORM OF CONFIDENTIALITY UNDERTAKING		133

SCHEDULE 11 TIMETABLES		137

Part I Loans		137
Part Ii Letters Of Credit		138

SCHEDULE 12 FORM OF LETTER OF CREDIT		139

Part I Form Of Letter Of Credit Where Fifth Third Bank Is Issuing Bank		139
Part Ii Form Of Letter Of Credit Where A Lender (Other Than Fifth Third Bank) Is Issuing Bank		141

SCHEDULE 13 FORM OF DEMAND		143

THIS AGREEMENT is dated 26 June 2008 (as amended and restated by the Amendment Agreement) and made between:

(1)	SIGNET GROUP plc (Co. Reg. No. 00477692) whose registered office is at 15, Golden Square, London, W1F 9JG (as the “Company” and “Original Borrower”);

(2)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as original guarantors (together with the Company the “Original Guarantors”);

(3)	BARCLAYS CAPITAL, FIFTH THIRD BANK, HSBC BANK plc and THE ROYAL BANK OF SCOTLAND plc as mandated lead arrangers (whether acting individually or together the “Mandated Lead Arrangers” or the “Arranger”);

(4)	ABN AMRO BANK N.V. and NATIONAL CITY BANK as co-lead arrangers (whether acting individually or together the “Co-Lead Arrangers”);

(5)	FIFTH THIRD BANK as issuing bank (the “Issuing Bank”);

(6)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”); and

(7)	HSBC BANK plc as agent of the Lenders (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 7 (Form of Accession Letter).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 28.2 (Additional Borrowers).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 28.4 (Additional Guarantors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Agreed Jurisdiction” means England, the United States of America or Bermuda.

“Amendment Agreement” means an amendment agreement dated 6 March 2009 between, among others, the Company and the Agent.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the day falling one Month before the Termination Date.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Utilisations; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Utilisations that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Base Currency” means dollars.

“Base Currency Amount” means, in relation to any Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request and in the case of a Letter of Credit, as adjusted under Clause 6.8 (Revaluation of Letters of Credit)) adjusted to reflect any repayment or prepayment of the Utilisation.

“Borrower” means the Company as Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 28 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York: and

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

“Capital Expenditure” means any payments made to acquire long-lived assets, which, in accordance with U.S. GAAP, are treated as capital expenditure in the consolidated financial statements of the Parent.

“Code” means, at any date, the U.S. Internal Revenue Code of 1986 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Company” means Signet Group plc, a company incorporated in England with registered company number 00477692.

“Completion Date” means the first date on which the steps referred to in paragraph (c) of the definition of Transaction have been completed.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 10 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Parent and the Agent.

“Consolidated Earnings Before Interest and Tax” means, in respect of any Relevant Period, the total operating profit for continuing operations, acquisitions (as a component of continuing operations) and discontinued operations (as defined in SFAS 144 “Accounting for the impairment or disposal of long-lived assets”) of the Group. This excludes, for the avoidance of doubt, any material profits or losses recognised that result from the sale of a long-lived asset or a disposal group regardless of whether such a sale qualifies as a discontinued operation under SFAS 144, the costs associated with exit activities (as defined under SFAS 146 “Accounting for costs associated with exit or disposal activities”), material infrequently occurring items and extraordinary items (in the case of extraordinary items as defined in APB 30 “Reporting the results of operations - Reporting the effects of disposal of a segment of a Business, and extraordinary, unusual and infrequently occurring events and transactions”) for such Relevant Period. For the avoidance of doubt, no amount of the nature described in paragraph (b) of the definition of Consolidated Net Interest Expenditure shall be deducted from, or shall otherwise be taken into account in calculating, total operating profit of the Group.

“Consolidated EBITDA” means, for any Relevant Period, Consolidated Earnings Before Interest and Tax of the Group before taking into account any amounts attributable to the amortisation of intangible assets and the depreciation of tangible assets for such Relevant Period, adjusted by:

(a)	including the EBITDA (determined on the same basis as “Consolidated EBITDA”) of a member of the Group acquired during that Relevant Period for that part of that Relevant Period when it was not a member of the Group and/or the business or assets were not owned by a member of the Group; and

(b)	excluding the EBITDA (determined on the same basis as “Consolidated EBITDA”) attributable to any member of the Group or to any business sold during that Relevant Period.

“Consolidated Net Debt” means at any time the aggregate amount of all obligations of the Group (and for the purposes of paragraph (l) of the definition of Financial Indebtedness the relevant entity, if not a member of the Group, which has incurred such Financial Indebtedness) for or in respect of Indebtedness for Borrowed Money but excluding any such obligation to any other member of the Group, adjusted to take account of the aggregate amount of freely available cash and cash equivalents held by any member of the Group (and so that no amount shall be included or excluded more than once).

“Consolidated Net Interest Expenditure” means, in respect of any Relevant Period, the aggregate amount of the interest (including, without limitation, the interest element of finance leasing and hire purchase payments and capitalised interest), commission and other finance payments payable by the Group (including any periodic commission, fees, discounts and other finance payments payable by the Group under any interest rate and/or currency hedging arrangement or instrument) after deducting:

(a)	the amount of any interest receivable by any member of the Group in or in respect of that Relevant Period (including, without limitation, any periodic commission, fees, discounts and other finance payments receivable by any member of the Group under any interest rate and/or currency hedging agreements or instruments); and

(b)	(to the extent otherwise included), the amount of all fees, costs and expenses (but not for the avoidance of doubt increased Margin, commitment fee or interest payments) which have been incurred and/or paid by a member of the Group in, in respect of, or which are attributed to, that Relevant Period, in relation to the Amendment Agreement or the amendment to the Loan Notes which is effective on or about the Effective Date.

“Consolidated Tangible Net Worth” means at any time the aggregate of the amounts paid up or credited as paid up on the issued share capital of the Parent (other than any Redeemable Shares) and the aggregate amount of the reserves of the Group including but not limited to:

(a)	any amount credited to the share premium account;

(b)	any capital redemption reserve fund; and

(c)	any balance standing to the credit of the consolidated profit and loss account of the Group,

but deducting:

(i)	any debit balance on the consolidated profit and loss account of the Group;

(ii)	(to the extent included) any amount shown in respect of goodwill (including goodwill arising only on consolidation) or other intangible assets of the Group and interests of non-Group members in Group subsidiaries;

(iii)	(to the extent included) any amount set aside for taxation or deferred taxation; and

(iv)	(to the extent included) any amounts arising from an upward revaluation of assets made at any time after 31 January 2008,

and so that no amount shall be included or excluded more than once.

“Contractual Obligation” means with respect to any person, any provision of any agreement, instrument or undertaking to which such person is a party and by which it or any of its property is bound.

“Default” means an Event of Default or any event or circumstance specified in Clause 26.1 (Non-Payment) to Clause 26.13 (ERISA Material adverse change) (inclusive) of Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“EBITDAR” means, for any period, Consolidated Earnings Before Interest and Tax for that period before taking into account any amounts attributable to the depreciation of long-lived tangible assets and the amortisation of intangible assets and after adding back an amount equal to Rents and Operating Lease Expenditure of the Group for that period.

“Effective Date” has the meaning given to it in the Amendment Agreement.

“Employee Plan” means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a U.S. Group Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“ERISA Affiliate” means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with a U.S. Group Company, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means:

(a)	any reportable event, as defined in Section 4043 of ERISA, with respect to an Employee Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified of such event which is reasonably likely to have a Material Adverse Effect;

(b)	the filing of a notice of intent to terminate any Employee Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan or the termination of any Employee Plan under Section 4041(c) of ERISA if such termination would require any material additional contributions to such plan which is reasonably likely to have a Material Adverse Effect;

(c)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan which is reasonably likely to have a Material Adverse Effect;

(d)	the failure to make a required contribution to any Employee Plan that would result in the imposition of an encumbrance under Section 412 of the Code or Section 302 of ERISA or the filing of any request for a minimum funding waiver under Section 412 of the Code with respect to any Employee Plan or Multiemployer Plan which is reasonably likely to have a Material Adverse Effect;

(e)	an engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Employee Plan which is reasonably likely to have a Material Adverse Effect;

(f)	the complete or partial withdrawal of any U.S. Group Company or any ERISA Affiliate from a Multiemployer Plan which is reasonably likely to have a Material Adverse Effect; and

(g)	an Obligor or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Employee Plan (other than premiums due and not delinquent under Section 4007 of ERISA) which is reasonably likely to have a Material Adverse Effect.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 26.1 (Non-Payment) to Clause 26.13 (ERISA Material adverse change) (inclusive) of Clause 26 (Events of Default).

“Executive Order” has the meaning ascribed to it in Clause 21.21 (Anti-Terrorism Laws).

“Existing Facilities” means the $390,000,000 revolving credit facility dated 28 September 2004 (as amended, supplemented, varied or restated from time to time) and made between, inter alia, the Company, HSBC Bank plc as agent and the financial institutions named therein.

“Facility” means the multicurrency revolving credit facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Agent and/or the Mandated Lead Arrangers and the Parent setting out any of the fees referred to in Clause 14 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Parent.

“Finance Party” means the Agent, the Mandated Lead Arrangers or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the then mark to market value shall be taken into account) but a member of the Group shall not be construed as incurring indebtedness if it simply pays an up-front fee in respect of any such transaction in respect of which it has no continuing financial obligations;

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount which would be payable in the event of the redemption of Redeemable Shares;

(j)	any amount of any liability in respect of any purchase price for assets or services the payment of which is deferred for a period in excess of ninety days;

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above; and

(l)	(without double counting) amounts owing in respect of the Securitisation or any Permitted Securitisation.

“Fixed Charges” means, in respect of any period, Consolidated Net Interest Expenditure for that period plus Rents and Operating Lease Expenditure for that period.

“GAAP” means (i) generally accepted accounting principles in the UK (in the case of the Company) including IFRS; (ii) generally accepted accounting principles in the jurisdiction of incorporation in respect of each Obligor (excluding the Company and the Newcos) including IFRS; and (iii) in the case of the Parent, U.S. GAAP.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group” means the Parent and its Subsidiaries for the time being, so that with effect from the Completion Date it means the Parent Newco and its Subsidiaries for the time being.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 28 (Changes to the Obligors) provided that in relation to each Guarantor which is also a Borrower such Guarantor’s guarantee shall not extend to such Guarantor’s obligation hereunder in its capacity as a Borrower.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Indebtedness for Borrowed Money” means Financial Indebtedness save for any indebtedness for or in respect of paragraphs (g) and (h) of the definition of “Financial Indebtedness”.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 12 (Interest Periods) and in relation to an Unpaid Sum, each period determined in accordance with Clause 11.3 (Default Interest).

“Issuing Bank” means each Lender identified above as Issuing Bank and any other Lender which has notified the Agent that it has agreed to the Parent’s request to be an Issuing Bank pursuant to the terms of this Agreement (and if more than one Lender has so agreed, such Lenders shall be referred to, whether acting individually or together, as the “Issuing Bank”) provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

“IRS” means the United States Internal Revenue Service or any successor thereto.

“ITA” means the Income Tax Act 2007.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank or financial institution which has become a Party in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Letter of Credit” means a letter of credit, substantially in the form set out in:

(a)	if Fifth Third Bank is the Issuing Bank which has issued or agreed to issue that Letter of Credit, Part I (Form of Letter of Credit where Fifth Third Bank is Issuing Bank) of Schedule 12 (Form of Letter of Credit); or

(b)	if any other Lender is the Issuing Bank which has issued or agreed to issue that Letter of Credit, Part II (Form of Letter of Credit where a Lender (other than Fifth Third Bank) is Issuing Bank) of Schedule 12 (Form of Letter of Credit),

or in any other form requested by a Borrower and agreed by the Agent (with the prior consent of the Majority Lenders) and the Issuing Bank.

“LIBOR” means, in relation to any Loan or Unpaid Sum:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the Relevant Interbank Market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Loan Notes” means the unsecured 5.95% Series A Senior Notes due 2013, 6.11% Series B Senior Notes due 2016 and 6.26% Series C Senior Notes due 2018 of the Company in an aggregate amount of $380,000,000 issued pursuant to a note purchase agreement dated 30 March 2006 made between the Company and the purchasers named therein.

“Majority Lenders” means:

(a)

until the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero and there are no Utilisations then outstanding, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Outstandings aggregate more than 66 2/3% of the Outstandings.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 5 (Mandatory Cost Formulae).

“Margin” means in relation to a Utilisation, with effect from the Effective Date, 2.25 per cent. per annum, but if:

(a)	no Default has occurred and is continuing; and

(b)	the ratio of EBITDAR to Fixed Charges in respect of the immediately preceding Relevant Period (if such Relevant Period ends on or after 1 August 2009) is within a range set out in Schedule 2 (Margin), then the Margin will be the percentage per annum set out at Schedule 2 (Margin) corresponding to that range.

However:

(i)	any increase or decrease in the Margin for a Utilisation shall take effect on the date falling one Business Day after receipt by the Agent of the Compliance Certificate for that Relevant Period ending on or after 1 August 2009 pursuant to Clause 23.2 (Financial Testing) and such increase or decrease in the Margin shall apply to each Utilisation or Rollover Utilisation existing on that date (with effect from that date) and to each such Utilisation or Rollover Utilisation made on or after that date (subject to the future application of this provision);

(ii)	while an Event of Default is continuing, the Margin shall be 2.75 per cent. per annum until such time as the Event of Default is no longer continuing when the Margin shall again be determined in accordance with the provisions set out above.

“Margin Stock” means “margin stock” or “margin security” as defined in Regulations T, U and X.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property or condition (financial or otherwise) of the Group taken as a whole; or

(b)	the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents or to comply with the financial covenants in Clause 23.1 (Financial Condition).

“Material Company” means:

(a)	at all times after the Completion Date, the Parent Newco and each Newco; and

(b)	at any time, a Subsidiary of the Parent which:

(i)	has profits before interest and tax (calculated on the same basis as Consolidated Earnings Before Interest and Tax), representing 5 per cent. or more of Consolidated Earnings Before Interest and Tax; and/or

(ii)	has gross assets representing 5 per cent. or more of the gross assets of the Group; and/or

(iii)	has turnover representing 5 per cent. or more of consolidated turnover of the Group,

in each case calculated on a consolidated basis (and, for the avoidance of doubt, excluding intra-Group items) (but excluding Sterling Jewelers Receivables Corp).

Compliance with the conditions set out in paragraphs (i), (ii) and (iii) shall be determined by reference to the most recent Compliance Certificate supplied by the Parent and/or the latest financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries), if any, and the latest consolidated financial statements of the Group delivered pursuant to Clause 22 (Information undertakings) provided that:

(i)	if a Subsidiary has been acquired since the date as at which the latest consolidated financial statements of the Group were prepared, the financial statements shall be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the Group’s auditors as representing an accurate reflection of the revised Consolidated Earnings Before Interest and Tax, gross assets or turnover of the Group);

(ii)	if, in the case of any Subsidiary which itself has Subsidiaries, no consolidated financial statements are prepared, its consolidated earnings before interest and tax, gross assets and turnover shall be determined on the basis of pro forma consolidated financial statements of the relevant Subsidiary, prepared for this purpose by the auditors of the Parent or the auditors for the time being of the relevant subsidiary; and

(iii)	if any intra-group transfer or re-organisation takes place, the latest audited consolidated financial statements of the Group shall be adjusted by the auditors of the Group in order to take into account such intra-group transfer or re-organisation.

Other than in relation to any Subsidiary designated by the Parent as a Material Company, a report by the auditors of the Group that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section (3)(37) of ERISA) contributed to for any employees of a U.S. Group Company or any ERISA Affiliate.

“Newco” means each of the following:

(a)	a company with no trading activity prior to the Completion Date incorporated in an Agreed Jurisdiction which directly owns all of the issued share capital of the Company as a result of or in connection with the Transaction;

(b)	Parent Newco; and

(c)	each other company with no trading activity prior to the Completion Date incorporated in an Agreed Jurisdiction which as a result of or in connection with the Transaction is directly or indirectly a wholly-owned Subsidiary of Parent Newco and is also directly or indirectly a Holding Company of the Company.

“Obligor” means a Borrower or a Guarantor.

“Operating Lease Expenditure” means in respect of a Relevant Period all payments made by the Group under operating leases under which a member of the Group is lessee. Operating Lease Expenditure shall not include any Rates or Service Charges.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means:

(a)	in relation to the Company, the audited consolidated financial statements of the Group for the financial year ended 31 January 2008;

(b)	in relation to each Original Obligor other than the Company, Sterling Inc, and Sterling Jewelers Inc., its audited financial statements for its financial year ended 31 January 2007;

(c)	in relation to Sterling Jewelers Inc., its audited consolidated financial statements for its financial year ended 31 January 2007; and

(d)	in relation to Sterling Inc, its unaudited financial statements for its financial year ended 31 January 2007.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Outstandings” means the aggregate of the Base Currency Amounts of the outstanding Utilisations.

“Parent” means, at any time prior to the Parent Newco Accession Date, the Company or, with effect from (and at any time after) the Parent Newco Accession Date, Parent Newco. For the avoidance of doubt, as at the Effective Date, the Parent is Parent Newco.

“Parent Newco” means a newly incorporated company incorporated in Bermuda which as a result of or in connection with the Transaction directly or indirectly owns all of the issued share capital of the Company and is the company in which the shareholders of the Company immediately prior to the Completion Date are direct shareholders, as a result of or in connection with the Transaction.

“Parent Newco Accession Date” means the date on which the Parent Newco accedes as an Additional Guarantor to this Agreement in accordance with Clause 28.4 (Additional Guarantors). For the avoidance of doubt the Parent Newco (being Signet Jewelers Limited) acceded as an Additional Guarantor to this Agreement on 30 September 2008.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement and includes its successors in title, permitted assigns and permitted transferees.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.

“Permitted Indemnities” means:

(a)	any indemnities and/or guarantees given under, to, pursuant to or in relation to:

(i)	engagement letters entered into with financial or professional advisors of any member of the Group;

(ii)	trust instruments or indentures (to the extent that such indemnities are payable to any trustee(s) under such documents);

(iii)	underwriting, placing, book building or other agreements relating to the issue, subscription or sale of securities of any description;

(iv)	acquisition or sale agreements permitted pursuant to this Agreement;

(v)	agreements or instruments of any description constituting Financial Indebtedness of any member of the Group which is permitted pursuant to this Agreement;

(vi)	the Securitisation which is subsisting at the date of this Agreement or any Permitted Securitisation provided that in relation to any Permitted Securitisation such guarantees or indemnities are not in respect of Financial Indebtedness (other than indebtedness incurred under paragraph (l) of the definition of Financial Indebtedness to the extent that such indebtedness is not for or in respect of moneys borrowed);

(vii)	agency agreements of any nature;

(viii)	directors or officers of any member of the Group whether under the constitutional documents of any member of the Group or otherwise;

(ix)	depositary or custodian arrangements;

(x)	share registration arrangements;

(xi)	securities transactions and settlement arrangements; and

(xii)	the Loan Notes;

(b)	any loans made, credit granted or guarantees or indemnities given by one member of the Group to another member of the Group or any liabilities, whether actual or contingent, of one member of the Group voluntarily assumed by another member of the Group;

(c)	any credit granted by any U.S. Group Company to employees of such member of the U.S. Group Company pursuant to staff purchasing arrangements;

(d)	any loans made, credit granted or guarantees or indemnities given by any member of the Group to directors or employees of such member of the Group not falling within (c) above, up to an aggregate amount of £250,000 (or its equivalent);

(e)	any guarantees or indemnities given to any financial institution in respect of guarantees, letters of credit or performance bonds issued by that financial institution to HM Revenue & Customs in respect of the Group’s obligations to account for import duties on goods and merchandise imported into the United Kingdom; or

(f)	any loans made, credit granted or guarantees or indemnities given by any member of the Group not falling within (a) to (e) above, provided that the aggregate amount of loans, credit, guarantees and indemnities permitted under this paragraph (f) shall not exceed $25,000,000.

“Permitted Securitisation” means any financing transaction of the Receivables or any other receivables by a member of the Group which is intended to take effect as a financing by means of securitisation or other type of structured or secured financing which satisfies the following conditions:

(a)	the financing transaction is effected by way of the transfer (at law or in equity) of or declaration of trust over such Receivables (or receivables) by a member of the Group (the “Seller”) to a special purpose vehicle (the “Buyer”) on terms that the Buyer’s rights against the Seller in respect of that transfer or declaration of trust do not exceed the following: claims for or under breaches of representation or warranty, indemnification and/or repurchase provisions (other than for defaulted receivables) which are customary for such financing transactions, claims for breach of servicing, cash management or other obligations undertaken by the Seller pursuant to the transaction documentation for such financing transaction which are customary for such financing transactions; and

(b)	neither the Seller nor any other member of the Group (other than, if applicable, the Buyer) has any obligation to make payment in relation to the indebtedness undertaken by the Buyer in connection with such financing transaction.

“Priority Debt” means (without double counting):

(a)	any Indebtedness for Borrowed Money owed or incurred by any member of the Group that is not an Obligor (excluding Indebtedness for Borrowed Money owed to any other members of the Group and excluding Indebtedness for Borrowed Money arising under guarantees and indemnities given by members of the Group in respect of cash-pooling arrangements of the Group provided that such guarantees and indemnities are given by members of the Group participating in such cash-pooling arrangements and provided that such arrangements are entered into in the ordinary course of business);

(b)	any Indebtedness for Borrowed Money of any member of the Group which is secured other than as permitted under paragraphs (c)(i) to (v) (inclusive) of Clause 24.3 (Negative pledge); and

(c)	any amount raised under any Securitisation or Permitted Securitisation.

“Qualifying Lender” has the meaning given to it in Clause 15 (Tax Gross-up and Indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Rates” means, in respect of a Relevant Period, all payments made by a member of the Group in respect of business rates levied by a local authority or other governmental body in respect of freehold or leasehold premises owned or occupied by a member of the Group (the equivalent of which in the United States is local area charges).

“Receivables” means receivables under credit card accounts of any member of the Group.

“Redeemable Shares” means any issued shares in the capital of the Parent (other than any deferred shares which are redeemable by the Parent for an amount not exceeding £1,000 (or its equivalent) for the entire class of deferred shares) which are redeemable (other than solely at the option of the Parent or for the purposes of conversion pursuant to which the entire amount payable to the shareholder is provided out of the proceeds of a fresh issue of shares for that purpose) on or before the Termination Date.

“Reference Banks” means the principal London offices of, Barclays Bank PLC, HSBC Bank plc and The Royal Bank of Scotland plc or such other banks as may be appointed by the Agent in consultation with the Parent.

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor) as now and from time to time hereafter in effect.

“Relevant Interbank Market” means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Period” means each period of approximately twelve months ending on the last day of the Parent’s financial year and each period of approximately twelve months ending on the last day of each financial quarter of the Parent’s financial year.

“Rents” means, in respect of a Relevant Period, all payments made by a member of the Group in respect of rents, licence fees and other moneys payable in respect of freehold or leasehold premises in which a member of the Group has an interest as lessee or licensee (but shall not to the extent thereof include any such payments that are linked to the turnover of any member of the Group) less all such payments made to the Group as lessor or licensor of such premises during, or in respect of, that Relevant Period. Rents shall not include any Rates or Service Charges.

“Repeating Representations” means each of the representations set out in Clauses 21.1 (Status) to 21.6 (Governing Law and Enforcement) (inclusive), Clause 21.9 (No Default), Clause 21.10 (No Misleading Information), paragraph (c) of Clause 21.11 (Financial Statements), Clause 21.12 (Pari Passu Ranking) to Clause 21.14 (No Security) (inclusive) and Clause 21.17 (ERISA and Multiemployer Plans) to Clause 21.20 (Intellectual Property) (inclusive).

“Resignation Letter” means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

“Rollover Utilisation” means one or more Loans:

(a)	made or to be made on the same day that (i) a maturing Loan is due to be repaid or (ii) a Borrower is obliged to pay to the Agent for the Issuing Bank the amount of any claim under a Letter of Credit;

(b)	the aggregate amount of which is equal to or less than (i) the maturing Loan or (ii) the amount of the claim under the Letter of Credit;

(c)	in the same currency as (i) the maturing Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency) or (ii) the claim under the Letter of Credit; and

(d)	made or to be made to the same Borrower for the purpose of (i) refinancing a maturing Loan or (ii) satisfying the obligations of the Borrower to pay the amount of a claim under the Letter of Credit to the Agent for the Issuing Bank.

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Parent and the Lenders.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Securitisation” means each of (i) the private placement pursuant to which Sterling Jewelers Receivables Master Note Trust issued Class A, Class B, Class C and Class D Asset Backed Certificates (Series 2001-A) and any renewal of the foregoing and (ii) the Sterling Jewelers Receivables Conduit Facility and any renewal of the foregoing.

“Service Charges” means, in respect of a Relevant Period, any and all amounts which are payable by a member of the Group in respect of, or which arise as a result of, freehold, leasehold or commonhold premises in which a member of the Group has an interest as legal or beneficial owner or as lessee or licensee and which relate, or are referable, to or are in the nature of:

(a)	service charges (whether relating to maintenance, repairing or other matters in respect of real property or the provision of services in respect of real property) the equivalent of which in the United States are common area charges;

(b)	to the extent not falling within paragraph (a) above, contributions to the payment of insurance premiums or the cost of insurance valuations or arise in the context of obtaining (or making an application to obtain) insurance; and

(c)	contributions to sinking funds,

in each case relating to such premises and interests of the Group and any VAT payable on such amounts.

“SFAS” means the Statements of Financial Accounting Standards which form part of U.S. GAAP.

“Specified Time” means a time determined in accordance with Schedule 11 (Timetables).

“Sterling Jewelers Receivables Conduit Facility” means the facility entered into by certain U.S. Group Companies on 26 October 2007 and which comprises the securitisation of the relevant Receivables for a fluctuating amount.

“Sterling Jewelers Receivables Master Note Trust, Series 2001-A” means the facility entered into by certain of the U.S. Group Companies on 2 November 2001 which comprises the securitisation of the Receivables for fixed amounts.

“Subsidiary” means a subsidiary undertaking within the meaning of section 1162(2) of the Companies Act 2006.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Termination Date” means the date falling 60 Months after the date hereof.

“Total Commitments” means the aggregate of the Commitments being $370,000,000 on the Effective Date.

“Transaction” means the aggregate of the following transactions:

(a)	the cancelling by the Company of its listing on the London Stock Exchange;

(b)	Parent Newco obtaining a primary listing of its shares on the New York Stock Exchange;

(c)	the implementation of a scheme of arrangement under the Companies Acts 1985 and 2006 or the implementation of another transaction (including a takeover offer by a Newco under the Companies Acts 1985 and 2006, the City Code on Takeovers and Mergers and other applicable laws and regulations) pursuant to which:

(i)	all of the shareholders in the Company would agree or would be required by applicable law to accept to the cancellation and/or (as the case may be) sale or transfer of their shareholding, in the Company in exchange for the issue of shares in a Newco; and

(ii)	that, subject to paragraph (iii), Newco would subscribe for new shares in the Company and/or acquire the existing shares in the Company from the Company’s then current shareholders; and

(iii)	there may be more than one Newco interposed in the capital structure between the Company and the Company’s then current shareholders; and

(d)	the implementation by Parent Newco of a share capital consolidation,

as a result of which the Company will become a wholly-owned Subsidiary of a Newco, indirectly or directly a wholly-owned Subsidiary of Parent Newco and indirectly owned by the same shareholders as those shareholders who owned the Company prior to the implementation of such transactions described in sub-paragraph (c) above.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Parent.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“UK Listing Rules” means the Listing Rules as published by the UK Listing Authority in its Sourcebook of rules and guidance from time to time.

“Unfunded Pension Liability” means the excess of an Employee Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding the Employee Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“U.S. GAAP” means generally accepted accounting principles in the United States.

“U.S.” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“U.S. Borrower” means a Borrower whose jurisdiction of organisation is a state of the United States of America or the District of Columbia.

“U.S. Group Company” means any U.S. Borrower or U.S. Guarantor.

“U.S. Guarantor” means a Guarantor whose jurisdiction of organisation is a state of the United States of America or the District of Columbia.

“Utilisation” means a utilisation of the Facility and any Loan or Letter of Credit issued or to be issued pursuant to that utilisation.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan or Letter of Credit is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 4 (Requests).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction

(a)	Unless a contrary indication appears a reference in this Agreement to:

(i)	“assets” includes present and future properties, revenues and rights of every description;

(ii)	“Barclays Capital” is a reference to Barclays Capital, the investment banking division of Barclays Bank PLC;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law (but if not having the force of law, being of a nature compliance with which is customary in the relevant industry)) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	save in relation to the definition of the UK Listing Rules, a provision of law is a reference to that provision as amended or re-enacted;

(viii)	a Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ix)	a time of day is a reference to London time; and

(x)	indebtedness incurred on a “non-recourse basis” means any indebtedness incurred in connection with any receivables (including Receivables) in respect of which the person or persons to whom such indebtedness is or may be owed by the relevant debtor (whether or not a member of the Group) have no recourse whatsoever for the repayment of or payment of any sum relating to such indebtedness other than:

(A)	recourse to such debtor for amounts limited to the amount of such receivables and/or Receivables (as the case may be); and/or

(B)	recourse to such debtor for the purpose only of enabling amounts to be claimed in respect of such indebtedness in an enforcement of any encumbrance given by such debtor over such receivables and/or Receivables (as the case may be) or other proceeds deriving therefrom to secure such indebtedness; and/or

(C)	recourse to such debtor generally, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an obligation to comply or to procure compliance by another with any financial ratios or other test of financial condition) by the person against whom such recourse is available.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Currency Symbols and Definitions

“$” and “dollars” denote lawful currency of the United States of America, “£” and “sterling” denotes lawful currency of the United Kingdom and “EUR” and “euro” means the single currency unit of the Participating Member States.

1.4	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multicurrency revolving credit facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility:

(a)	towards the refinancing (directly or indirectly) of existing indebtedness of the Group (including the Existing Facilities);

(b)	for working capital requirements and general corporate purposes of the Group; and

(c)	towards the prepayment of the Loan Notes in an amount not exceeding $100,000,000,

and each Borrower shall apply all amounts raised by it hereunder in or towards satisfaction of such purposes.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part IA of Schedule 3 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Parent and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ Participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Utilisation, no Event of Default is continuing or would result from the proposed Utilisation, and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Utilisation if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation; and

(ii)	it is sterling or euro or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation.

(b)	If the Agent has received a written request from the Parent for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Parent by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

(c)	If the euro constitutes an Optional Currency at any time, a Utilisation will only be made available in the euro unit or any other units of the euro agreed by the Majority Lenders.

4.4	Maximum number of Utilisations

(a)	A Borrower may not deliver a Utilisation Request if as a result of a proposed Utilisation the total number of:

(i)	Loans outstanding would exceed 8; or

(ii)	Letters of Credit outstanding would exceed 12.

(b)	Any Loan made by a single Lender under Clause 8.2 (Unavailability of a Currency) shall not be taken into account in this Clause 4.4.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower (or the Parent on behalf of a Borrower) may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and Amount); and

(iii)	the proposed Interest Period complies with Clause 12 (Interest Periods).

(b)	Only one Utilisation may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Utilisation must be an amount whose Base Currency Amount is not more than the Available Facility and which is:

(i)	if the currency selected in relation to a Loan is the Base Currency, a minimum of $5,000,000 and thereafter an integral multiple of $1,000,000 or if less, the Available Facility; or

(ii)	if the currency selected in relation to a Loan is sterling, a minimum amount of £2,500,000 and thereafter in integral multiples of £500,000 or if less, a Base Currency Amount equal to the Available Facility; or

(iii)	if the currency selected in relation to a Loan is euro, a minimum amount of EUR 5,000,000 and thereafter in integral multiples of EUR 1,000,000 or, if less, a Base Currency Amount equal to the Available Facility; or

(iv)	if the currency selected is an Optional Currency other than sterling or euro, the minimum amount (or an integral multiple, if required) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, a Base Currency Amount equal to the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Utilisation available through its Facility Office.

(b)	The amount of each Lender’s participation in each Utilisation will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Utilisation.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Utilisation and the amount of its participation in that Loan, in each case by the Specified Time.

5.5	Clean Down

The Parent shall ensure that, for a period of at least 5 consecutive days in each of its financial years ending after the Effective Date, the aggregate of the Base Currency Amounts of all Loans shall not exceed zero and the aggregate of the Base Currency Amount of all outstanding Letters of Credit shall not exceed $35,000,000. The Parent shall confirm compliance with this Clause 5.5 in respect of a financial year in the Compliance Certificate delivered with the financial statements delivered pursuant to paragraph (a) of Clause 22.1 (Financial statements) in respect of that financial year. Not less than 6 months shall elapse between two such 5 day periods.

6.	UTILISATION - LETTERS OF CREDIT

6.1	General

(a)	In this Clause 6 (Utilisation Letters of Credit) and Clause 7 (Letters of Credit)

(i)	“Expiry Date” means, for a Letter of Credit, the last day of its Term;

(ii)	“L/C Proportion” means, in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender;

(iii)	“Renewal Request” means a written notice delivered to the Agent in accordance with Clause 6.7 (Renewal of a Letter of Credit); and

(iv)	“Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

(b)	Any reference in this Agreement to:

(i)	a “Finance Party” includes the Issuing Bank;

(ii)	the Interest Period of a Letter of Credit will be construed as a reference to the Term of that Letter of Credit;

(iii)	an amount borrowed includes any amount utilised by way of Letter of Credit;

(iv)	a Utilisation made or to be made to a Borrower includes a Letter of Credit issued on its behalf;

(v)	a Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit;

(vi)	amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit;

(vii)	an outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the Borrower in respect of that Letter of Credit at that time;

(viii)	a Borrower “repaying” or “prepaying” a Letter of Credit means:

(A)	that Borrower providing cash cover for that Letter of Credit;

(B)	the maximum amount payable under the Letter of Credit being reduced in accordance with its terms; or

(C)	the Issuing Bank being satisfied that it has no further liability under that Letter of Credit,

and the amount by which a Letter of Credit is repaid or prepaid under sub-paragraphs (viii)(A) and (viii)(B) above is the amount of the relevant cash cover or reduction; and

(ix)	a Borrower providing “cash cover” for a Letter of Credit means a Borrower paying an amount in the currency of the Letter of Credit to an interest-bearing account in the name of the Borrower and the following conditions are met:

(A)	the account is with the Agent or the Issuing Bank (if the cash cover is to be provided for all the Lenders) or with a Lender (if the cash cover is to be provided for that Lender);

(B)	withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit until no amount is or may be outstanding under that Letter of Credit; and

(C)	the Borrower has executed a security document, in form and substance satisfactory to the Agent or the Finance Party (acting reasonably) with which that account is held, creating a first ranking security interest over that Account.

(c)	Clause 5 (Utilisation) does not apply to a Utilisation by way of Letter of Credit.

(d)	In determining the amount of the Available Facility and a Lender’s L/C Proportion of a proposed Letter of Credit for the purposes of this Agreement the Available Commitment of a Lender will be calculated ignoring any cash cover provided for outstanding Letters of Credit.

6.2	Facility

The Facility may be utilised by way of Letters of Credit.

6.3	Delivery of a Utilisation Request for Letters of Credit

A Borrower (or the Parent on behalf of a Borrower) may request a Letter of Credit to be issued by delivery to the Agent of a duly completed Utilisation Request substantially in the form of Part IB (Utilisation Request - Letters of Credit) of Schedule 4 (Requests) not later than the Specified Time.

6.4	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Letter of Credit;

(b)	it identifies the Borrower of the Letter of Credit;

(c)	it identifies the Issuing Bank which has agreed to issue the Letter of Credit;

(d)	the proposed Utilisation Date is a Business Day within the Availability Period;

(e)	the proposed Expiry Date is a Business Day falling prior to the Termination Date or if the proposed Expiry Date is not a Business Day falling prior to the Termination Date, then a date to which the Issuing Bank has given its prior consent;

(f)	the currency and amount of the Letter of Credit comply with Clause 6.5 (Currency and amount);

(g)	the form of Letter of Credit is attached;

(h)	the delivery instructions for the Letter of Credit are specified; and

(i)	the beneficiary identified is approved by the Issuing Bank (acting reasonably).

6.5	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	Subject to paragraph (c) below, the amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Facility and which is:

(i)	if the currency selected is the Base Currency, a minimum of $100,000 or, if less, the Available Facility; or

(ii)	if the currency selected is sterling, a minimum amount of £50,000 or, if less, a Base Currency Amount equal to the Available Facility; or

(iii)	if the currency selected is euro, a minimum amount of EUR 50,000 or, if less, a Base Currency Amount equal to the Available Facility; or

(iv)	if the currency selected is an Optional Currency other than sterling or euro, the minimum amount (and if required) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, a Base Currency Amount equal to the Available Facility.

6.6	Issue of Letters of Credit

(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b)	The Issuing Bank will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)	in the case of a Letter of Credit renewed in accordance with Clause 6.7 (Renewal of a Letter of Credit), no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation;

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

(c)	The amount of each Lender’s participation in each Letter of Credit will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to the issue of the Letter of Credit.

(d)	The Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

6.7	Renewal of a Letter of Credit

(a)	A Borrower may request any Letter of Credit issued on its behalf be renewed by delivery to the Agent of a Renewal Request by the Specified Time.

(b)	The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the conditions set out in paragraphs (g) and (h) of Clause 6.4 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

6.8	Revaluation of Letters of Credit

(a)	If any Letter of Credit is denominated in an Optional Currency, the Agent shall at six monthly intervals after the date of this Agreement recalculate the Base Currency Amount of that Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)	A Borrower shall, if requested by the Agent within three days of any calculation under paragraph (a) above, ensure that within three Business Days sufficient Utilisations are prepaid to prevent the Base Currency Amount of the Utilisations exceeding the Total Commitments following any adjustment to a Base Currency Amount under paragraph (a) above.

7.	LETTERS OF CREDIT

7.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit becomes immediately payable under this Agreement, the Borrower that requested the issue of that Letter of Credit shall repay or prepay that amount immediately.

7.2	Fee payable in respect of Letters of Credit

(a)	The relevant Borrower shall pay to the Issuing Bank a fronting fee at the rate of 0.125 per cent. per annum on the outstanding amount which is counter-indemnified by the other Lenders (not being the Issuing Bank or any of its affiliates) of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date.

(b)	The relevant Borrower shall pay to the Agent (for the account of each Lender) a Letter of Credit fee in the Base Currency (computed at the rate equal to the Margin) on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date. This fee shall be distributed according to each Lender’s L/C Proportion of that Letter of Credit.

(c)	The accrued fronting fee and Letter of Credit fee on a Letter of Credit shall be payable on the last day of each successive period of three Months (or such shorter period as shall end on the Expiry Date for that Letter of Credit) starting on the date of issue of that Letter of Credit. The accrued fronting fee and Letter of Credit fee is also payable to the Agent on the cancelled amount of any Lender’s Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Letter of Credit is prepaid or repaid in full.

(d)	If a Borrower cash covers any part of a Letter of Credit then:

(i)	the fronting fee payable to the Issuing Bank and the letter of credit fee payable for the account of each Lender shall continue to be payable until the expiry of the Letter of Credit;

(ii)	the Borrower will be entitled to withdraw the interest accrued on the cash cover to pay those fees.

7.3	Claims under a Letter of Credit

(a)	Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in order (a “claim”).

(b)	Each Borrower which requested a Letter of Credit shall immediately on demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim under that Letter of Credit.

(c)	Each Borrower acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of a Borrower under this Clause will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.4	Indemnities

(a)	Each Borrower shall within 3 Business Days of demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by that Borrower.

(b)	Each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)	If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or if later, on the date the Lender’s participation in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the Issuing Bank) an amount equal to its L/C Proportion of the amount demanded under paragraph (b) above.

(d)	The Borrower which requested a Letter of Credit shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.4 (Indemnities) in respect of that Letter of Credit.

(e)	The obligations of each Lender under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)	The obligations of any Lender or Borrower under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

7.5	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

7.6	Role of the Issuing Bank

(a)	Nothing in this Agreement constitutes the Issuing Bank as a trustee or fiduciary of any other person.

(b)	The Issuing Bank shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

(c)	The Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

(d)	The Issuing Bank may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(e)	The Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(f)	The Issuing Bank may act in relation to the Finance Documents through its personnel and agents.

(g)	The Issuing Bank is not responsible for:

(i)	the adequacy, accuracy and/or completeness of any information (whether oral or written) provided by the Agent, any Party (including itself), or any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(ii)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

7.7	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Issuing Bank will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Issuing Bank) may take any proceedings against any officer, employee or agent of the Issuing Bank in respect of any claim it might have against the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document.

7.8	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including, but not limited to, those listed in paragraphs (a) to (d) of Clause 29.14 (Credit appraisal by the Lenders).

7.9	Address for notices

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of the Issuing Bank for any communication or document to be made or delivered under or in connection with the Finance Documents is that notified in writing to the Agent prior to the date of this Agreement or any substitute address, fax number or department or officer as the Issuing Bank may notify to the Agent by not less than five Business Days’ notice.

7.10	Amendments and Waivers

Notwithstanding any other provision of this Agreement, an amendment or waiver which relates to the rights or obligations of the Issuing Bank may not be effected without the consent of the Issuing Bank.

8.	OPTIONAL CURRENCIES

8.1	Selection of currency

A Borrower (or the Parent on behalf of a Borrower) shall select the currency of a Utilisation in a Utilisation Request.

8.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	the Agent has received notice from a Lender that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Utilisation by way of Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the maturing Loan that is due to be repaid to the extent it is re-drawn) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

8.3	Participation in a Loan

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ Participation).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

9.	REPAYMENT

9.1	Repayment of Loans

Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

9.2	Repayment of Letters of Credit

Each Borrower which has requested a Letter of Credit shall repay each Letter of Credit with an Expiry Date beyond the Termination Date in full by no later than the date falling 15 Business Days prior to the Termination Date.

10.	PREPAYMENT AND CANCELLATION

10.1	Illegality

(a)	If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund its participation in any Utilisation or to allow them to remain outstanding:

(i)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(ii)	upon the Agent notifying the Parent, the Commitment of that Lender will be immediately cancelled; and

(iii)	each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Parent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of the applicable grace period permitted by law).

(b)	If it becomes unlawful for the Issuing Bank to issue any Letter of Credit, the Issuing Bank shall promptly notify the Agent upon becoming aware of that event, and upon the Agent notifying the Parent and, unless any other Lender has agreed to become an Issuing Bank pursuant to the terms of this Agreement, the Facility shall cease to be available for the issue of Letters of Credit.

10.2	Change of control

(a)	If any persons or group of persons acting in concert (other than any Newco or Newcos pursuant to or in connection with the scheme of arrangement or other transaction referred to in paragraph (c) of the definition of Transaction) gains control of the Parent:

(i)	the Parent shall promptly notify the Agent upon becoming aware of that event;

(ii)	if the Majority Lenders so require, the Agent shall, by not less than five days notice to the Parent, cancel the Facility and declare all Outstandings,

together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above “control” means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Parent; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent; or

(C)	give directions with respect to the operating and financial policies of the Parent which the directors or other equivalent officers of the Parent are obliged to comply with; or

(ii)	the holding of more than one-half of the issued share capital of the Parent (excluding any part of that issued share capital that carries no right to participate in a distribution of either profits or capital or whose right to so participate is to participate only up to a specified amount).

(c)	For the purpose of paragraph (a) above, “acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal) actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Parent to obtain or consolidate control of the Parent.

(d)	With effect from the date on which a scheme of arrangement or other transaction of the nature contemplated in paragraph (c) of the definition of Transaction is completed, the provisions of paragraph (a) of Clause 10.2 (Change of control) shall be construed so as to apply to the Parent Newco and not the Company.

10.3	Unlawfulness

(a)	Subject to paragraph (b) below, if it is or it becomes unlawful for an Obligor (the “Relevant Obligor”) to perform any of its obligations under the Finance Documents, then the Parent shall promptly notify (the “Relevant Notice”) the Agent upon becoming aware of that event and if the Majority Lenders so require, the Agent shall, by not less than five days notice to the Parent, cancel the Facility and declare all Outstandings, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	Neither the Agent nor the Majority Lenders shall be entitled to take any action under paragraph (a) above where the Relevant Obligor is a Guarantor (but is not a Borrower or the Parent) and the Parent has provided to the Agent at the time of the Relevant Notice calculations and evidence reasonably satisfactory to the Agent showing that if the Relevant Obligor immediately ceases to become a Guarantor either:

(i)	the requirements of paragraphs (a) and (b) of Clause 24.14 (Guarantor cover) would still be met; or

(ii)	the requirements of paragraphs (a) and (b) of Clause 24.14 (Guarantor cover) would not be met, but the Parent notifies the Agent that:

(A)	additional members of the Group will accede as Additional Guarantors and within 21 days of the Relevant Notice Additional Guarantor(s) have acceded so as to ensure that the requirements of paragraph (b) of Clause 24.14 (Guarantor cover) are met; and

(B)	either the Relevant Obligor is not a Material Company or, if it is a Material Company, paragraph (c) of Clause 24.14 (Guarantor cover) applies with respect to the obligations of the Relevant Obligor in Clause 20 (Guarantee and Indemnity).

10.4	Voluntary cancellation

A Borrower (or the Parent on behalf of a Borrower) may, if it gives the Agent not less than three days (or such shorter period as the Majority Lenders may agree) prior notice which is then irrevocable, cancel the whole or any part (being a minimum amount of $5,000,000 (and an integral multiple of $1,000,000 thereafter)) of the Available Facility. Any cancellation under this Clause 10.4 shall reduce the Commitments of the Lenders rateably.

10.5	Voluntary prepayment of Loans

A Borrower to which a Loan has been made may, if it gives the Agent notice by 4.30pm on the day that is 3 Business Days prior to the proposed prepayment (or such other date as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being in a minimum amount of $5,000,000).

10.6	Mandatory prepayment - Priority Debt and Net Debt

(a)	For the purposes of this Clause 10.6 (Mandatory prepayment - Priority Debt and Net Debt):

“Net Debt Prepayment Amount” means ‘Q’, where Q = M x (O/N), and:

M = Prepayment Amount;

N = O + P;

O = Total Commitments, as at the date of receipt by the Agent of the certificate referred to in paragraph (a) of Clause 22.4 (Information: miscellaneous) in respect of the most recently completed financial year of the Parent;

P = the total principal amount outstanding under the Loan Notes, as at the date of receipt by the Agent of the certificate referred to in paragraph (a) of Clause 22.4 (Information: miscellaneous) in respect of the most recently completed financial year of the Parent.

“Prepayment Amount” means in respect of the then most recently ended financial year of the Parent an amount equal to 60 per cent. of the amount by which A is less than B, where:

(i)	‘A’ is the Consolidated Net Debt (as set out in the certificate delivered to the Agent pursuant to paragraph (a) of Clause 22.4 (Information: Miscellaneous), in respect of that most recently completed financial year of the Parent); and

(ii)	‘B’ is the Consolidated Net Debt (as set out in the financial statements of the Parent and the related Compliance Certificate, delivered to the Agent pursuant to paragraph (a)(i) of Clause 22.1 (Financial statements) and paragraph (a) of Clause 22.2 (Compliance Certificate) respectively), in respect of the financial year of the Parent immediately preceding the most recently completed financial year of the Parent LESS voluntary and mandatory repayments and prepayments (and corresponding cancellations) in respect of Indebtedness for Borrowed Money of the Group (to the extent such amounts are not capable of being re-borrowed and excluding any repayments or prepayments of Indebtedness of Borrowed Money of one member of the Group to another member of the Group and excluding any prepayments pursuant to paragraph (b)(ii) of this Clause 10.6 (Mandatory Prepayment - Priority Debt and Net Debt) and excluding any prepayment of the Loan Notes pursuant to the equivalent provisions of paragraph (b)(ii) of this Clause 10.6 (Mandatory Prepayment - Priority Debt and Net Debt) in the Loan Notes), in each case made in the most recently completed financial year of the Parent.

“Priority Debt Prepayment Amount” means at any time when Qualifying Priority Debt is incurred, ‘V’, where V = (R-Q) x (T/S), and:

R = the amount of any cash proceeds drawn down by any member of the Group in respect of that Qualifying Priority Debt;

Q = an amount equal to all upfront fees, costs and expenses (including Taxes thereon) incurred by a member of the Group to persons who are not members of the Group in connection with the incurrence of the Qualifying Priority Debt.

S = T + U;

T = Total Commitments, as at the date that the cash proceeds in respect of the applicable Qualifying Priority Debt are drawn down by any member of the Group;

U = the total principal amount outstanding under the Loan Notes as at the date that the cash proceeds of the applicable Qualifying Priority Debt are drawn down by any member of the Group.

“Qualifying Priority Debt” means at any time the aggregate amount of all Priority Debt outstanding at that time in excess of $25,000,000 (or its equivalent). Any Priority Debt which constitutes Qualifying Priority Debt and which has already been taken into account in computing a Priority Debt Prepayment Amount shall be ignored for the purposes of calculating the amount of future Qualifying Priority Debt and any future Priority Debt Prepayment Amounts.

(b)	The Parent shall ensure that after the Effective Date (except with respect to a cancellation or prepayment in respect of a Net Debt Prepayment Amount, in which case the Parent shall ensure that after 31 January 2010) the Borrowers cancel and prepay the Facility in the following amounts at the times and in the order of application contemplated by Clause 10.7 (Application of mandatory prepayments):

(i)	the amount equal to the Priority Debt Prepayment Amount; and

(ii)	the amount equal to the Net Debt Prepayment Amount provided that such Net Debt Prepayment Amount would be greater than $5,000,000 (or its equivalent) (ignoring for these purposes paragraph (c) of this Clause 10.6). For the avoidance of doubt, if such prepayment would be in an amount of less than $5,000,000 (ignoring for these purposes paragraph (c) of this Clause 10.6) no such prepayment shall be required.

(c)	No mandatory prepayment shall be required in respect of sub-paragraph (b) of this Clause 10.6 to the extent that:

(i)	it would be unlawful to do so or would breach any regulation which is applicable to a member of the Group (including, but not limited to, prohibitions relating to financial assistance, lack of corporate benefit, fraudulent preference or thin capitalisation rules);

(ii)	it would be in breach of the fiduciary or statutory duties of the relevant officers or directors to do so (or give rise to a material risk of civil liability or a reasonably possible risk of any criminal liability);

(iii)	in order to do so moneys need to be transferred from one member of the Group to another member of the Group and these monies cannot be so transferred without any of the matters referred to in paragraphs (i) or (ii) above or paragraph (iv) below arising; or

(iv)	there is a Tax or other cost to the Group in an aggregate amount equal to or in excess of 5 per cent. of the aggregate amount due to be prepaid to make such payment (or to upstream or cross-stream the relevant proportion of the cash from any member of the Group to make such payment).

The Parent undertakes to use reasonable endeavours to overcome the operation of any of the restrictions referred to in paragraph (c) above, to minimise any costs of prepayment referred to in sub-paragraph (iv) of this paragraph 10.6(c) and, subject to the above paragraphs, and only where to do so would not cause a liquidity problem for the Group or any member thereof, to use (or procure the use of) other available cash resources of the Group to make the prepayment. The Parent shall continue to use its reasonable endeavours to procure that the prepayment which (but for paragraph (c) of this Clause) would have been due is made. If at any time the applicable restrictions are removed, any relevant proceeds will be applied in prepayment of the Facility at the end of the next Interest Period in accordance with the terms of this Clause 10.

10.7	Application of mandatory prepayments

(a)	A prepayment made under Clause 10.6 (Mandatory prepayment - Priority Debt and Net Debt) shall be applied:

(i)	first, in cancellation of Available Commitments under the Facility (and the Available Commitment of the Lenders under the Facility will be cancelled rateably);

(ii)	second, to the extent that the amount of the prepayment exceeds the Available Commitments such excess shall be applied in prepayment of Utilisations (and the corresponding cancellation of Commitments) such that outstanding Loans shall be prepaid before outstanding Letters of Credit.

(b)	Cancellation and, if applicable in accordance with this Clause 10.7 (Application of mandatory prepayments), prepayment of the Facility in amounts equal to the Net Debt Prepayment Amount shall be made (subject to the operation of paragraph (d) of this Clause 10.7 on or about the same date as any corresponding prepayments are made to holders of the Loan Notes in accordance with the terms of the Loan Notes but in any case by no later than 10 Business Days after receipt by the Agent of the certificate referred to in paragraph (a) of Clause 22.4 (Information: miscellaneous).

(c)	Cancellation and, if applicable in accordance with this Clause 10.7 (Application of mandatory prepayments), prepayment of the Facility in amounts equal to the Priority Debt Prepayment Amount shall be made (subject to the operation of paragraph (d) of this Clause 10.7 in accordance with this Clause 10.7 (Application of mandatory prepayments) within 3 Business Days of the date on which the cash proceeds of the relevant Qualifying Priority Debt are drawn down by any member of the Group.

(d)	Subject to paragraph (e) below, the Parent may elect that any prepayment under Clause 10.6 (Mandatory Prepayment - Priority Debt and Net Debt) be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan. If the Parent makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(e)	If the Parent has made an election under paragraph (d) above but an Event of Default or any payment related Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

10.8	Right of repayment and cancellation in relation to a Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 15.2 (Tax Gross-up); or

(ii)	any Lender claims indemnification from the Parent under Clause 15.3 (Tax indemnity) or Clause 16.1 (Increased Costs);

(iii)	any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 5 (Mandatory Cost formulae),

the Parent may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Parent has given notice under paragraph (a) above (or, if earlier, the date specified by the Parent in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation.

10.9	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 10 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 10 it shall promptly forward a copy of that notice to either the Parent or the affected Lender, as appropriate.

10.10	Prepayment of Loan Notes

For the avoidance of doubt, nothing in this Clause 10 (Prepayment and cancellation) or otherwise in the Finance Documents shall oblige any member of the Group to prepay the Loan Notes.

SECTION 5

COSTS OF UTILISATION

11.	INTEREST

11.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR (or, in relation to any Loan in euro, EURIBOR); and

(c)	Mandatory Cost, if any.

11.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period, (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

11.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 11.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

11.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

12.	INTEREST PERIODS

12.1	Selection of Interest Periods

(a)	A Borrower (or the Parent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 12, a Borrower (or the Parent) may select an Interest Period of fourteen days or one, two, three or six Months or any other period agreed between the Parent and the Agent (acting on the instructions of all the Lenders).

(c)	During the period from 15 November to 24 December (inclusive) in any year and at any time during the period of one Month from the date of this Agreement, a Borrower (or the Parent) may select an Interest Period for a Loan of 7 days.

(d)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(e)	The Interest Period for a Loan shall start on its Utilisation Date.

(f)	A Loan has one Interest Period only.

12.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

13.	CHANGES TO THE CALCULATION OF INTEREST

13.1	Absence of quotations

Subject to Clause 13.2 (Market Disruption), if LIBOR or EURIBOR (as applicable) is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

13.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement “Market Disruption Event” means in relation to a Loan:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or EURIBOR (as applicable).

13.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Parent so requires, the Agent and the Parent shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Parent, be binding on all Parties.

13.4	Break Costs

(a)	A Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

14.	FEES

14.1	Commitment fee

(a)	The Parent shall (or shall procure that an Obligor will) pay to the Agent (for the account of each Lender) a fee in dollars computed at the rate of 40 per cent. of the applicable Margin per annum from time to time on that Lender’s Available Commitment for the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

14.2	Front end Fee

The Parent shall (or shall procure that an Obligor will) pay to the Agent (for account of each of the persons who are Lenders on the date of this Agreement) a front end fee in the amount and at the times agreed in a Fee Letter.

14.3	Agency Fee

The Parent shall (or shall procure that an Obligor will) pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

15.	TAX GROSS UP AND INDEMNITIES

15.1	Definitions

(a)	In this Clause 15:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(aa) with respect to a payment made by an Obligor incorporated in the United Kingdom, a Lender falling within sub-paragraph (i)(A) or sub-paragraph (ii) below;

(bb) with respect to a payment made by a U.S. Group Company or otherwise treated under the Code as United States source interest, a Lender falling within sub-paragraph (i)(B) below; and

(cc) with respect to a payment made by an Obligor incorporated in any jurisdiction other that the United Kingdom or the United States, any Lender.

(i)	A Lender (other than a Lender within sub-paragraph (ii) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:

(1)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document; or

(2)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance.

(B)	A Lender which is:

(1)	a “United States person” within the meaning of Section 7701(a)(30) of the Code, provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment two original copies of IRS Form W-9 (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its status as a “United States person”; or

(2)	a US Treaty Lender, provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment two original copies of IRS Form W-8BEN (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its entitlement to receive such payments without any such deduction or withholding under a double taxation treaty; or

(3)	entitled to receive payments under the Finance Documents without deduction or withholding of any United States federal income Taxes either as a result of such payments being effectively connected with the conduct by such Lender of a trade or business within the United States or under the portfolio interest exemption, provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment two original copies of either (1) IRS Form W-8ECI (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying that the payments made pursuant to the Finance Documents are effectively connected with the conduct by that Lender of a trade or business within the United States or (2) IRS Form W-8BEN (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) claiming exemption from withholding in respect of payments made pursuant to the Finance Documents under the portfolio interest exemption and a statement certifying that such Lender is not a person described in Section 871(h)(3)(B) or Section 881(c)(3) of the Code or (3) such other applicable form prescribed by the IRS certifying as to such Lender’s entitlement to exemption from United States withholding tax with respect to all payments to be made to such Lender under the Finance Documents.

For purposes of this paragraph (B), in the case of a Lender that is not treated as the beneficial owner of the payment (or a portion thereof) under Chapter 3 and related provisions (including Sections 871, 881, 3406, 6041, 6045 and 6049) of the Code, the term “Lender” shall mean the person who is so treated as the beneficial owner of the payment (or portion thereof).

(ii)	A Treaty Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 15.2 (Tax Gross-up) or a payment under Clause 15.3 (Tax Indemnity).

“Treaty Lender” means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)	is entitled under the provisions of the Treaty to receive payments of interest made under a Finance Document without a Tax Deduction, subject to completion of the necessary procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest

“US Treaty Lender” means a Lender which:

(i)	is a resident of a jurisdiction having a double taxation agreement with the United States which makes provision for full exemption from tax imposed by the United States on interest (a “US Treaty”);

(ii)	does not carry on a business in the United States through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)	is entitled under the provisions of the US Treaty to receive payments of interest made under a Finance Document without a Tax Deduction, subject to completion of the necessary procedural formalities.

(b)	Unless a contrary indication appears, in this Clause 15 a reference to “determines” or “determined” means a determination made in the absolute discretion (acting reasonably) of the person making the determination.

15.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The relevant Obligor or a Lender shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent in reasonable detail of the event by reason of which such Obligor must make a Tax Deduction provided that nothing in this Clause 15.2 shall require such Lender to disclose any confidential information relating to the organisation of its affairs. If the Agent receives such notification from a Lender it shall notify the Parent and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor in one of the circumstances set out in paragraph (d) below, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	The circumstances referred to in paragraph (c) above are where a person entitled to the payment:

(i)	is the Agent (on its own behalf); or

(ii)	is a Qualifying Lender, unless such Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the Tax Deduction is required to be made as a result of the failure of such Lender to comply with paragraph (g) below of this Clause 15.2; or

(iii)	would have been a Qualifying Lender but for any change after the date of this Agreement in (or in the general interpretation, administration, or application of) any law or double taxation agreement or treaty or any published practice or published concession of any relevant taxing authority.

For the avoidance of doubt, no Obligor shall be obliged to make any payment under this Clause 15.2 (Tax gross-up) to a Lender which is not a Qualifying Lender save when such Lender is not or ceases to be a Qualifying Lender to the extent referred to in paragraph (d)(iii) above.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) that any appropriate payment has been paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate promptly in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

15.3	Tax indemnity

(a)	The Parent shall or shall procure that an Obligor will (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated and if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party;

(ii)	to any Tax Deduction required by law.

(c)	A Protected Party making, or intending to make a claim pursuant to paragraph (a) above shall promptly notify the Agent in reasonable detail of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Parent provided that nothing in this Clause 15.3 shall require a Protected Party to disclose any confidential information relating to the organisation of its affairs.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 15.3, notify the Agent.

15.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

15.5	Stamp taxes

The Parent shall (or shall procure that an Obligor will) pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document save where such cost, loss or liability is attributable to the default or negligence of any Finance Party.

15.6	Value added tax

(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

16.	INCREASED COSTS

16.1	Increased costs

(a)	Subject to Clause 16.3 (Exceptions) the Parent shall (or shall procure that an Obligor will), within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation, in each case made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document or Letter of Credit.

16.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 16.1 (Increased Costs) shall notify the Agent in reasonable detail of the event giving rise to the claim, following which the Agent shall promptly notify the Parent provided that nothing in this Clause 16.2 shall require such Finance Party to disclose any confidential information relating to the organisation of its affairs.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

16.3	Exceptions

(a)	Clause 16.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 15.3 (Tax Indemnity) (or would have been compensated for under Clause 15.3 (Tax Indemnity) but was not so compensated solely because the exclusion in paragraph (b) of Clause 15.3 (Tax Indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost;

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation or arises from a failure by the relevant Finance Party or its Affiliates to comply with any request from or requirement of any central bank or other fiscal, monetary or other authority (whether or not having the force of law); or

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 16.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 15.1 (Definitions).

17.	OTHER INDEMNITIES

17.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2	Other indemnities

The Parent shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent.

17.3	Indemnity to the Agent

The Parent shall (or shall procure that an Obligor will) promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

18.	MITIGATION BY THE LENDERS

18.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any facility ceasing to be available or any amount becoming payable under, pursuant to, or cancelled pursuant to, any of Clause 10.1 (Illegality), Clause 15 (Tax Gross-up and Indemnities), or paragraph 3 of Schedule 5 (Mandatory costs formulae) or Clause 16 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

18.2	Limitation of liability

(a)	The Parent shall (or shall procure that an Obligor will) indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

19.	COSTS AND EXPENSES

19.1	Transaction expenses

The Parent shall (or shall procure that an Obligor will) within 3 Business Days of demand pay the Agent and the Mandated Lead Arrangers the amount of all costs and expenses (including legal fees up to the agreed cap) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

19.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 32.9 (Change of Currency), the Parent shall (or shall procure that an Obligor will), within five Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

19.3	Enforcement costs

The Parent shall (or shall procure that an Obligor will), within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

20.	GUARANTEE AND INDEMNITY

20.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

20.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

20.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

20.4	Waiver of defences

The obligations of each Guarantor under this Clause 20 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 20 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

20.5	Guarantor Intent

Without prejudice to the generality of Clause 20.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall (to the extent permitted under applicable law) extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

20.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 20. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

20.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 20.

20.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 32 (Payment Mechanics) of this Agreement.

20.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

20.10	Guarantee Limitations

Notwithstanding any term or provision of this Clause 20 or any other term in this Agreement or any Finance Document to the contrary:

(a)	the maximum aggregate amount of the obligations for which any U.S. Guarantor shall be liable hereunder shall in no event exceed an amount equal to the largest amount that would not render such U.S. Guarantor’s obligations hereunder, subject to avoidance under applicable United States federal or state law relating to fraudulent transfer (including section 548 of the Bankruptcy Code of the U.S. or any applicable provisions of comparable state law); and

(b)	in relation to an Additional Guarantor, the terms of this Clause 20 are subject to any agreed limitations set out in the Accession Letter applicable to such Additional Guarantor.

20.11	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of this Agreement then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

21.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 21 to each Finance Party on the date of this Agreement with respect to itself and the Company makes the representations set out in this Clause 21 with respect to each member of the Group to each Finance Party on the date of this Agreement.

21.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

21.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party are, subject to any general principles of law limiting its obligations, which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 28 (Changes to the Obligors) legal, valid, binding and enforceable obligations.

21.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any member of the Group;

(c)	any agreement or instrument binding upon it or any Material Company or any of its or any Material Company’s assets; or

(d)	any agreement or instrument binding upon any member of the Group (other than an Obligor or a Material Company) or any member of the Group’s (other than an Obligor’s or a Material Company’s) assets in any material respect.

21.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

21.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

21.6	Governing law and enforcement

(a)	The choice of English law as the governing law of the Finance Documents to which it is a party will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in England in relation to a Finance Document to which it is a party will be recognised and enforced in its jurisdiction of incorporation, subject to registration of such judgment in that jurisdiction.

21.7	Deduction of Tax

Provided that each Original Lender is a Qualifying Lender and the necessary procedural formalities in the case of a Treaty Lender to make payments without deduction of tax have been completed prior to the date of such payment, it is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document to which it is a party.

21.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

21.9	No default

(a)	No Event of Default is continuing or will result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries’) assets are subject which would have a Material Adverse Effect.

21.10	No misleading information

All factual written information supplied by any member of the Group to a Finance Party in connection with the Finance Documents is true, complete and accurate in all material respects (to the best of the Parent’s knowledge and belief) as at the date it was given (or, if different, the date at which it is stated to apply) and is not misleading in any material respect as at such date.

21.11	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements give a true and fair view and fairly represent its financial condition and operations (consolidated in the case of the Parent) during the relevant financial year.

(c)	There has been no change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Parent) since the date of the latest financial statements made available to the Agent pursuant to Clause 22.1 (Financial Statements) which would have a Material Adverse Effect.

21.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined, and, if so adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened in writing against it or any of its Subsidiaries.

21.14	No Security

Save as permitted pursuant to Clause 24.3 (Negative Pledge), no Security exists over all or any of the present or future revenues or assets of any member of the Group.

21.15	Environmental compliance

Each member of the Group has performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity where failure to do so might reasonably be expected to have a Material Adverse Effect.

21.16	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened in writing against any member of the Group where that claim would be reasonably likely to be adversely determined, and, if so adversely determined would be reasonably likely to have a Material Adverse Effect.

21.17	ERISA and Multiemployer Plans

(a)	Neither any U.S. Group Company nor any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the five calendar years immediately preceding the date of this Agreement made or accrued an obligation to make contributions to any Multiemployer Plan to an extent or in a manner which would reasonably be expected to have a Material Adverse Effect.

(b)	Each Employee Plan is in compliance in form and operation with ERISA and the Code and all other applicable laws and regulations save where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

(c)	Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favourable determination letter from the IRS as to its qualification or is in the process of being submitted to the IRS for approval or will be so submitted during the applicable remedial amendment period, and, to the knowledge of each U.S. Group Company, nothing has occurred since the date of such determination that would be reasonably likely to materially adversely affect such determination save where any such event would not reasonably be expected to have a Material Adverse Effect (or, in the case of an Employee Plan with no determination, nothing has occurred that would materially adversely affect such qualification save where any such event would not reasonably be expected to have a Material Adverse Effect).

(d)	The fair market value of the assets of each Employee Plan subject to Title IV of ERISA is at least equal to the present value of all accumulated benefit obligations under each such Employee Plan (based on the assumptions used for funding the Employee Plan pursuant to Section 412 of the Code) for the applicable plan year as of the date of the most recent financial statement reflecting such amounts or, if additional contributions are required to make the Employee Plan sufficient, the U.S. Group Company does not believe that such would reasonably be expected to have a Material Adverse Effect.

(e)	There are no actions, suits or claims pending against an Employee Plan (other than routine claims for benefits) or, to the knowledge of the Parent, any U.S. Group Company or any ERISA Affiliate threatened in writing, which would reasonably be expected to be asserted successfully against any Employee Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

(f)	Each U.S. Group Company and any ERISA Affiliate has made all material contributions to or under each such Employee Plan required by law within the applicable time limits prescribed thereby, the terms of such Employee Plan, or any contract or agreement requiring contributions to an Employee Plan save where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

(g)	Neither any U.S. Group Company nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Employee Plan subject to Section 4064(a) of ERISA to which it made contributions, other than actions which would not reasonably be expected to have a Material Adverse Effect.

(h)	Neither any U.S. Group Company nor any ERISA Affiliate has incurred or reasonably expects to incur any liability to PBGC save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to have a Material Adverse Effect.

21.18	Margin Stock

(a)	No U.S. Group Company is engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any Margin Stock.

(b)	None of the proceeds of the Loans or other extensions of credit under this Agreement will be used, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which might cause all or any Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation U or Regulation X.

(c)	No U.S. Group Company or any agent acting on its behalf has taken or will take any action which might cause the Finance Documents to violate any regulation of the Board of Governors of the Federal Reserve System of the United States.

21.19	Investment Companies

No U.S. Group Company is an “investment company” or an “affiliated person” of an “investment company” as such terms are defined in the Investment Company Act of 1940 of the United States.

21.20	Intellectual Property

The Parent and each Material Company owns, is licensed to use or has the right to use, all trade marks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”) except for those the failure to own or licence or have the right to use could not reasonably be expected to have a Material Adverse Effect. No claim which could reasonably be expected to be adversely determined and, if adversely determined, to have a Material Adverse Effect has been asserted and is pending by any person challenging the use of any such Intellectual Property, nor does the Parent know of any valid basis for such a claim. The use of such Intellectual Property by the Parent and each Material Company does not infringe on the rights of any person, except for such claims and infringements that, in aggregate, could not reasonably be expected to have a Material Adverse Effect.

21.21	Anti-Terrorism Laws

(a)	None of the Obligors or, to the knowledge of any of the Obligors, any of their Affiliates, is in violation of the U.S. Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”); the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), Public Law 107-56, the Money Laundering Control Act of 1986, Public Law 99-570; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq, the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et seq, any Executive Order or regulation promulgated thereunder and administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury; and any similar law enacted in the United States of America subsequent to the date of this Agreement (together the “Anti-Terrorism Laws”).

(b)	No Obligor or, to the knowledge of any of the Obligors, any of their Affiliates, or their respective brokers or other agents acting or benefiting in any capacity in connection with the Facility, is any of the following:

(i)	a person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)	a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)	a person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)	a person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)	a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

(c)	No Obligor or, to the knowledge of any Obligor, any of its brokers or other agents acting in any capacity in connection with the Facility (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

21.22	Repetition

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on:

(a)	the date of each Utilisation Request and the first day of each Interest Period; and

(b)	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

22.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Financial statements

The Parent shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 120 days (or, in the case of each Obligor other than the Parent, 180 days) after the end of each of its financial years:

(i)	its audited consolidated financial statements for that financial year; and

(ii)	subject to paragraph (a) of Clause 22.3 (Requirements as to financial statements) the audited and (in the case of Sterling Jewelers Inc. only) consolidated financial statements of each Obligor for that financial year save that there shall be no obligation to supply separate financial statements in respect of any Additional Obligor if such Additional Obligor does not prepare financial statements and is not required to prepare financial statements by any applicable law or regulation;

(b)	as soon as the same become available, but in any event within 60 days after the end of each half of each of its financial years, its consolidated financial statements for that financial half year; and

(c)	as soon as the same become available, but in any event within 45 days after the end of each quarter of each of its financial years:

(i)	its consolidated financial statements for that financial quarter; and

(ii)	a report on (A) bad debt levels; and (B) aging of accounts receivable.

22.2	Compliance Certificate

(a)	The Parent shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (c)(i) of Clause 22.1 (Financial statements), a Compliance Certificate as to compliance with Clause 23 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by two directors of the Parent.

22.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Parent pursuant to Clause 22.1 (Financial statements) (other than those (i) for Sterling Inc. and Sterling Jewelers Inc. which shall only be required to be audited in accordance with this paragraph (a) if so required by law; or (ii) delivered pursuant to paragraph (c) of Clause 22.1 (Financial statements) shall have been audited by KPMG Audit Plc or (in the case of a U.S. Group Company an affiliate of KPMG Audit Plc in the United States) or another internationally recognised firm or company of independent auditors.

(b)	The Parent shall ensure that the accounting reference period for each Obligor is not changed except with the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed) and that the accounting reference period for Parent Newco is the same as that of the Company.

(i)	The Parent shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 22.1 (Financial statements) is prepared using GAAP and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor or, in the case of the financial statements of the Parent or the Group after the Parent Newco Accession Date, those applied in the preparation of the audited consolidated financial statements of the Parent for the financial year ending on or about 31 January 2009 (the “Reference Financial Statements”) unless, in relation to any such set of financial statements, it notifies the Agent that an Obligor wishes to prepare its financial statements on a different basis from the basis used in the preparation of the Original Financial Statements or (as applicable) the Reference Financial Statements and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(A)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements or the Reference Financial Statements (as the case may be) were prepared; and

(B)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 23 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements or the Reference Financial Statements (as the case may be).

(ii)	If the Parent notifies the Agent of a change in accordance with paragraph (b)(i) above then the Parent and Agent shall enter into negotiations in good faith with a view to agreeing:

(A)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(B)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

If no such agreement is reached within 30 days of that notification of change, the Agent shall (if so requested by the Majority Lenders) instruct the auditors of the Parent or independent accountants (approved by the Parent or, in the absence of such approval within 5 days of request by the Agent of such approval, a firm with recognised expertise) to determine any amendment to Clause 23 (Financial covenants), Clause 1.1 (Definitions) and any other terms of this Agreement which the auditors or, as the case may be, accountants (acting as experts and not arbitrators) consider appropriate to ensure the change does not result in any material alteration in the commercial effect of the terms of this Agreement. Those amendments shall take effect when so determined by the auditors, or as the case may be, accountants. The cost and expense of the auditors or accountants shall be for the account of the Parent.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

22.4	Information: miscellaneous

(a)	The Parent shall on the earlier of (i) the date on or about that on which a corresponding certificate is supplied to the holders of the Loan Notes in accordance with the terms of the Loan Notes and (ii) the date falling 30 Business Days after the end of the most recently completed financial year of the Parent, supply to the Agent a certificate showing (in reasonable detail and with supporting calculations) the Consolidated Net Debt in respect of the most recently completed financial year of the Parent and a corresponding calculation of the Net Debt Prepayment Amount (as defined in Clause 10.6 (Mandatory Prepayment - Priority Debt and Net Debt) (if any) to be applied towards prepayment of the Facility in accordance with paragraph (b) of Clause 10.7 (Application of mandatory prepayments). The Parties acknowledge that the calculation of Consolidated Net Debt and any Net Debt Prepayment Amount which are contained in a certificate delivered pursuant to this paragraph (a) of Clause 22.4 (and any subsequent prepayment and/or cancellation of the Facility based upon such calculations) will be based upon unaudited financial information available to the Parent at the time of calculation and that the audited consolidated financial statements of the Group (or other financial statements) may set out or demonstrate a different amount of Consolidated Net Debt for the applicable financial year of the Parent. The Parties agree that no Default or additional prepayment obligation shall arise to the extent that a deviation arises between the amount of Consolidated Net Debt set out in a certificate delivered pursuant to this paragraph (a) of Clause 22.4 and the amount of Consolidated Net Debt set out in such financial statements.

(b)	The Parent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(i)	all documents (other than those that deal with routine matters) dispatched by the Parent to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched, including those relating to the Transaction;

(ii)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current or, to its knowledge, threatened in writing or pending against any member of the Group, and which, if adversely determined, might reasonably be expected to have a Material Adverse Effect; and

(iii)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

(c)	As soon as possible following the end of each of its financial quarters, if requested by the Agent, the Parent shall attend and participate in a meeting (by telephone or otherwise, as reasonably requested by the Agent) with the Agent and the Lenders to discuss the business and performance of the Parent and the Group.

22.5	Notification of default

(a)	The Parent shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless the Parent is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Parent shall supply to the Agent a certificate signed by one of its directors on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

(c)	The Parent shall ensure that each member of the Group will promptly inform the Agent of any (i) default or event of default under any Contractual Obligation of any member of the Group or (ii) litigation, investigation or proceeding which exists at any time between any member of the Group and any Governmental Authority which is reasonably likely to be adversely determined and, which in either case, if not cured or if adversely determined, as the case may be, would have a Material Adverse Effect.

22.6	Use of websites

(a)	The Parent may satisfy its obligation under this Agreement to deliver any information in relation to those Finance Parties (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Parent and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Parent and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Parent and the Agent.

(b)	If any Finance Party (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Parent accordingly and the Parent shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Parent shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(c)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Agent.

(d)	The Parent shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

(e)	If the Parent notifies the Agent under sub-paragraphs (d)(i) or (v) of this Clause 22.6, all information to be provided by the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(f)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Parent shall comply with any such request within ten Business Days.

22.7	ERISA-Related Information

The Parent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	promptly and in any event within thirty days after any U.S. Group Company and each ERISA Affiliate (each, a “Relevant Company”) knows or has reason to know that any ERISA Event which, individually or when aggregated with any other ERISA Event, would reasonably be expected to have a Material Adverse Effect has occurred, the written statement of the Chief Financial Officer of such Relevant Company describing such ERISA Event and the action, if any, which it proposes to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; providing that, in the case of ERISA Events under paragraph (d) of the definition thereof, the 15-day period set forth above shall be a 10-day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event;

(b)	promptly, and in any event within thirty days, after becoming aware that there has been (A) a material increase in Unfunded Pension Liabilities, taking into account only Employee Plans with positive Unfunded Pension Liabilities; (B) the existence of potential material withdrawal liability under Section 4201 of ERISA, if the Parent and its ERISA Affiliates were to completely or partially withdraw from all Multiemployer Plans; (C) the adoption of, or the commencement of contributions to, any Employee Plan subject to Section 412 of the Code by any Obligor or any ERISA Affiliate; or (D) the adoption of any amendment to an Employee Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of any Obligor, the detailed written description thereof from the Chief Financial Officer of each Relevant Company; and

(c)	simultaneously with the date that any Relevant Company files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.

22.8	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Parent shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that a company becomes an Additional Obligor pursuant to Clause 28 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of the relevant company to this Agreement as an Additional Obligor.

22.9	Anti-Terrorism Law

No Obligor shall (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) of Clause 21.21 (Anti-Terrorism Laws) above, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purposes of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Parent shall deliver to the Agent a certificate in a form to be agreed requested from time to time by the Agent in its reasonable discretion, confirming the Obligors’ compliance with this Clause 22.9).

22.10	Embargoed Person

At all times through the term of the Facility, the Obligors will use reasonable efforts to ensure that the funds or assets that are used to repay the Facility shall not, to such Obligor’s knowledge, constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under U.S. law that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury or on any other similar list maintained by OFAC pursuant to any authorising statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive order or regulation promulgated thereunder or (2) the Executive Order, any related enabling legislation or any other executive order issued for the same general purpose as the Executive Order.

22.11	Anti-Money Laundering

At all times throughout the term of the Facility, the Obligors will use reasonable efforts to ensure that none of the funds of such Obligor that are used to pay the Facility shall be derived from any unlawful activity.

23.	FINANCIAL COVENANTS

23.1	Financial Condition

(a)	Consolidated Tangible Net Worth: The Parent shall ensure that, from the date of this Agreement up to and including the Termination Date, Consolidated Tangible Net Worth shall not at any time be less than $800,000,000.

(b)	Gearing: The Parent shall ensure that:

(i)	the ratio of Consolidated Net Debt to Consolidated EBITDA for each Relevant Period (other than a Relevant Period ending on or about 31 October in any year) shall not exceed 2:1; and

(ii)	the ratio of Consolidated Net Debt to Consolidated EBITDA for each Relevant Period ending on or about 31 October in any year shall not exceed 2.5:1.

(c)	Fixed Charge Cover: The Parent shall ensure that the ratio of EBITDAR to Fixed Charges for each Relevant Period specified below shall be or shall exceed the ratio specified opposite such Relevant Period:

Relevant Period	EBITDAR to Fixed Charges
Each Relevant Period ending on or before the last day of the financial year of the Parent ending on or about 31 January 2012	1.4:1

Each Relevant Period ending on or before the last day of the financial year of the Parent ending on or about 31 January 2013 but after any Relevant Period ending on or before the last day of the financial year of the Parent ending on or about 31 January 2012	1.55:1

Each Relevant Period ending after the financial year of the Parent ending on or about 31 January 2013	1.85:1

(d)	Capital Expenditure:

(i)	The Parent shall ensure that the aggregate Capital Expenditure of the Group in respect of any financial year specified in column 1 below shall not exceed the amount (or its equivalent in other currencies) set out in column 2 below opposite that financial year.

Column 1 Financial year ending on or about	Column 2 Maximum expenditure
31 January 2010	$71,000,000
31 January 2011	$93,000,000
31 January 2012	$115,000,000
31 January 2013	$205,000,000

(ii)	If in any financial year of the Parent (the “Original Financial Year”) the amount of the Capital Expenditure of the Group is less than the maximum amount permitted for that Original Financial Year as set out in the table in paragraph (d)(i) above (the difference being the “Unused Amount”), then the maximum Capital Expenditure set out in column 2 in paragraph (d)(i) above for the financial year of the Parent immediately following the Original Financial Year (such following financial year being the “Carry Forward Year”) shall for the purpose of that Carry Forward Year only be increased by an amount (the “Permitted Carry Forward Amount”) equal to the Unused Amount.

(iii)

In any Carry Forward Year, the Permitted Carry Forward Amount shall be treated as having been expended prior to the original amount specified in column 2 in paragraph (d)(i) for that Carry Forward Year. No part of a Permitted Carry Forward Amount carried forward into a Carry Forward Year may be carried forward into a subsequent financial year.[1]

23.2	Financial testing

(a)	The financial covenants set out in Clause 23.1 (Financial Condition) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 22.2 (Compliance Certificate). No item shall be deducted or credited more than once in any calculation.

[1]	To be aligned with the Loan Notes.

(b)	All financial terms used in calculating the financial covenants shall be construed in accordance with U.S. GAAP but for the avoidance of doubt no such construction shall override a term defined in this Agreement.

23.3	EBITDAR Adjustment

(a)	Subject to Clause 23.3(b), for the purposes of each Compliance Certificate and in determining compliance with Clause 23.1 (Financial condition), the Parent may increase EBITDAR for a financial quarter (such financial quarter being the “Original Quarter”) to reflect promotional expenditure incurred by the Group in that financial quarter in respect of an event or promotion relating to either Valentine’s Day or Mother’s Day which will occur in the next financial quarter of the Parent (the “Succeeding Quarter”).

(b)	The aggregate adjustments to EBITDAR pursuant to Clause 23.3(a) above shall not exceed $10,000,000 in respect of any financial year of the Parent and such adjustments shall only be made to the extent that they have been publicly announced by the Group as part of its financial reporting (whether in its financial statements, trading updates or otherwise).

(c)	If an Original Quarter is the last quarter of a financial year (the “Relevant Financial Year”) of the Parent then any adjustment to EBITDAR pursuant to Clause 23.3(a) above shall, for the purposes of Clause 23.3(b) above, be deemed to be an adjustment in respect of the Relevant Financial Year only and not any other period.

(d)	If pursuant to Clause 23.3(a) EBITDAR for an Original Quarter has been increased then, for the purposes of the relevant Compliance Certificates and in determining compliance with Clause 23.1 (Financial condition), EBITDAR for the corresponding Succeeding Quarter shall be reduced by an amount equal to such increase.

(e)	Prior to any adjustment to EBITDAR being made pursuant to Clause 23.3(a) the Parent shall provide the Agent with a detailed written explanation of that proposed adjustment (including, without limitation, calculations and worked examples). The Parent shall provide the Agent with any other information in respect of an adjustment to be made to EBITDAR pursuant to Clause 23.3(a) as the Agent or any Lender may reasonably request.

24.	GENERAL UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	on request, supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

24.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

24.3	Negative pledge

(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Parent shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances (including pursuant to cash pooling arrangements) or the netting or set-off of payments under any derivative transaction documented on market standard terms using an ISDA Master Agreement and entered into in the ordinary course of business of the relevant member of the Group in connection with the protection against or benefit from the fluctuation in any rate or price;

(ii)	any lien arising by operation of law and in the ordinary course of business;

(iii)	any Security over or affecting (or transaction (“Quasi-Security”) described in paragraph (b) affecting) any asset acquired by a member of the Group concluded after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(C)	the Security or Quasi-Security is removed or discharged within six months of the date of acquisition of such asset;

(iv)	any Security or Quasi-Security over or affecting any asset of any company which becomes a Subsidiary of the Company after the date of this Agreement or a Subsidiary of the Parent after the Parent Newco Accession Date, where the Security or Quasi-Security is created prior to the date on which that company becomes a Subsidiary of the Company or a Subsidiary of the Parent (as the case may be), if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security or Quasi-Security is removed or discharged within six months of that company becoming a Subsidiary of the Company or a Subsidiary of the Parent (as the case may be);

(v)	any Security created or arising in the ordinary course of business of the relevant member of the Group which is specified below:

(A)	title transfer or retention arrangements provided for under the terms and conditions applicable to stock supplies made to the relevant member of the Group in the ordinary course of trading;

(B)	Security over or affecting any assets of any member of the Group incorporated in any state of the United States of America where the Security is created for the purpose of securing the payment of any taxes of such Subsidiary which are not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently prosecuted provided that adequate reserves with respect thereto are maintained in the accounts of such Subsidiary in accordance with generally accepted accounting principles in the United States of America, unless and until any lien resulting therefrom attaches to its property and becomes enforceable against its other creditors;

(C)	carriers’, warehousemen’s, mechanics’, materialmens’, repairmens’ or other liens arising in the ordinary course of business of any member of the Group which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings diligently prosecuted;

(D)	subordinations of leaseholders’ interests in retail property to the interest of mortgagees of the fee interests therein in the ordinary course of business of any member of the Group incorporated in any state of the United States of America;

(E)	pledges or deposits by any member of the Group incorporated in any state of the United States of America where the pledges or deposits are created for the purpose of securing the payment of any workmen’s compensation, unemployment insurances, social security or other similar public or statutory payment which that member of the Group is required to make pursuant to the federal, or as the case may be state or municipal, laws of the United States;

(F)	Security over rental or other deposits made in the ordinary course of business of any member of the Group aggregating together not more than $2,000,000 (or the equivalent thereof); or

(vi)	any Security securing indebtedness, obligations and/or liabilities of members of the Group not permitted under paragraphs (i) to (v) above up to an aggregate principal amount at any time of such indebtedness, obligations and/or liabilities not exceeding $125,000,000 (or its equivalent in other currencies).

24.4	Disposals

(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	of stock in trade in the ordinary course of trading;

(ii)	on arm’s length terms of businesses, subsidiaries or other assets, the value of which do not in aggregate in any one financial year of the Parent exceed $10,000,000 (or its equivalent in other currencies);

(iii)	of assets to an Obligor, or of assets by a member of the Group which is not an Obligor to another member of the Group;

(iv)	of cash or cash equivalents;

(v)	of shop premises in the ordinary course of business and on arm’s length commercial terms;

(vi)	of Receivables in connection with the Securitisation;

(vii)	of Receivables or any receivables, as the case may be, in connection with any Permitted Securitisation;

(viii)	of assets in exchange for other assets comparable or superior as to type, value or quality;

(ix)	of obsolete or redundant assets on arms’ length terms;

(x)	arising as a result of any Security or Quasi Security permitted under paragraph (b) of Clause 24.3 (Negative Pledge);

(xi)	which constitutes the payment of a lawful dividend provided that it does not constitute an Event of Default under Clause 26.10 (Dividends and share redemption) of this Agreement;

(xii)	the abandonment, disposition or lapse of any Intellectual Property not material to the business of the Group (taken as a whole);

(xiii)	of shares pursuant to management of employee share option schemes or of shares held in treasury; or

(xiv)	constituted by or arising pursuant to or in connection with the liquidation of two deferred compensation plans of the Group as such plans are further described in a letter from the Parent to the Agent dated 4 December 2008.

24.5	Priority Debt

No Obligor shall (and the Parent shall ensure that no member of the Group will) incur or allow to remain outstanding any Priority Debt such that the aggregate amount of all outstanding Priority Debt at any time and the amount of all outstanding indebtedness permitted to be secured under paragraph (c)(vi) of Clause 24.3 (Negative pledge) exceeds $125,000,000 (or its equivalent in other currencies).

24.6	Merger

(a)	No Obligor shall (and the Parent shall ensure that no other Material Company will) enter into any amalgamation, demerger, merger or corporate reconstruction other than a solvent reconstruction or reorganisation or any amalgamation, demerger, merger or corporate reconstruction to which the Agent has consented in writing acting on the instructions of the Majority Lenders (such consent and instructions not to be unreasonably withheld or delayed).

(b)	Paragraph (a) above does not apply to any scheme, reorganisation, reconstruction or restructuring or other transaction effected by or in connection with the Transaction and/or pursuant to a scheme of arrangement or other transaction falling within paragraph (c) of the definition of Transaction.

24.7	Change of business

The Parent shall procure that no substantial change is made to the general nature of the business of the Group as a whole from that carried on at the date of this Agreement.

24.8	Insurance

Each Obligor shall (and the Parent shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

24.9	Acquisitions

No Obligor shall (and the Parent shall ensure no other member of the Group will) acquire or invest in any assets, revenues, shares, business or undertaking without the prior written consent of the Majority Lenders other than:

(a)	stock in trade in the normal course of business;

(b)	assets the aggregate cost of which in any financial year of the Parent does not exceed an amount of $10,000,000 (or its equivalent in other currencies) provided that the amount of any indebtedness acquired as part of any such acquisition or investment shall be treated as part of the cost of such acquisition or investment;

(c)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances permitted under paragraph (b) of Clause 24.4 (Disposals);

(d)	an acquisition by way of subscription of shares or securities (i) in a Subsidiary by the Holding Company of that Subsidiary or (ii) which is permitted under paragraph (a) of Clause 24.6 (Merger);

(e)	the acquisition of cash and cash equivalent investments; and

(f)	acquisitions of assets (other than shares, revenues, businesses or undertakings) in the ordinary course of business.

24.10	Loans and Guarantees

No Obligor shall (and the Parent shall ensure that no member of the Group will) (save in the ordinary course of business including, without limitation, the giving of guarantees of leasehold obligations in the ordinary course of business) make any loans, grant any credit or give any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person save in each case for Permitted Indemnities.

24.11	Federal Reserve Regulations

Each U.S. Borrower will use the Facilities without violating Regulations T, U and X.

24.12	Compliance with ERISA

No Obligor shall:

(a)	allow, or permit any of its ERISA Affiliates to allow, (i) any Employee Plan with respect to which any U.S. Group Company or any of its ERISA Affiliates may have any liability to terminate, (ii) any U.S. Group Company or ERISA

Affiliates to withdraw from any Employee Plan or Multiemployer Plan, (iii) any ERISA Event to occur with respect to any Employee Plan, or (iv) any Accumulated Funding Deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, to exist involving any of its Employee Plans; to the extent that any of the events described in (i), (ii), (iii) or (iv), singly or in the aggregate, is reasonably likely to have a Material Adverse Effect;

(b)	allow, or permit any of its ERISA Affiliates to allow, (i) an Unfunded Pension Liability (taking into account only Employee Plans with positive Unfunded Pension Liability); or (ii) any potential withdrawal liability under Section 4201 of ERISA, if the Parent and its ERISA Affiliates were to completely or partially withdraw from all Multiemployer Plans to the extent that any of the events described in (i) or (ii), singly or in the aggregate, is reasonably likely to have a Material Adverse Effect; or

(c)	fail, or permit any of its ERISA Affiliates to fail, to comply in any material respect with ERISA or the related provisions of the Code, if such non-compliances, singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

24.13	Compliance with U.S. Regulations

No Obligor shall (and the Parent shall ensure that no other member of the Group will) become an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the 1940 Act. Neither the making of any Loan, or the application of the proceeds or repayment thereof by any U.S. Group Company nor the consummation of the other transactions contemplated hereby will violate any provision of such act or any rule, regulation or order of the SEC thereunder.

24.14	Guarantor Cover

(a)	The Parent shall ensure that, subject to paragraph (c) below, any member of the Group which is not a Guarantor which is or becomes a Material Company shall, as soon as reasonably practicable but in any event within 60 days of the later to occur of (i) the Effective Date and (ii) that member of the Group becoming a Material Company, become an Additional Guarantor in accordance with Clause 28.4 (Additional Guarantors).

(b)	If the aggregate gross assets, turnover, or earnings before interest and tax (calculated on the same basis as Consolidated Earnings Before Interest and Tax) of the Guarantors (in each case calculated on an unconsolidated basis and excluding intra-Group items) are at any time less than 85 per cent. of the gross assets, turnover or Consolidated Earnings Before Interest and Tax of the Group at that time, then within 60 days of becoming aware of this fact (or, if later, within 60 days of the Effective Date) the Parent shall procure that, subject to paragraph (c) below, sufficient Additional Guarantors accede to this Agreement in accordance with Clause 28.4 (Additional Guarantors) to ensure that after such accession the aggregate, gross assets, turnover and earnings before interest and tax (calculated on the same basis as Consolidated Earnings Before Interest and Tax) of the Guarantors (in each case calculated on an unconsolidated basis and excluding intra-Group items) are not less than 85 per cent. of the gross assets, turnover and Consolidated Earnings Before Interest and Tax of the Group at such time.

(c)	The Parent shall not be required to meet any of the requirements of paragraphs (a) or (b) above to the extent that it (or a relevant Subsidiary or Material Company which would otherwise meet such requirements) cannot meet such requirements:

(i)	by reason of legal or regulatory impediment which is beyond its or any member of the Group’s reasonable control (including, but not limited to, prohibitions relating to financial assistance, lack of corporate benefit, fraudulent preference or thin capitalisation rules);

(ii)	without becoming liable to pay taxes, duties, fees or other amounts (or otherwise in suffering adverse tax, cost or regulatory consequences including relating to interest deductibility, or the payment of any duty, notarisation or registration fees) which are disproportionate to the value or practical benefit of the guarantee; or

(iii)	because directors (or their equivalents) of the relevant member of the Group would be subject to (a) a material risk of civil liability or (b) a reasonably possible risk of any criminal liability or would otherwise be reasonably likely to be in breach of their duties, in each case based on the advice of its legal counsel, if such member of the Group was to become, or purported to become, a Guarantor.

(d)	The Parent shall (and shall ensure that the relevant members of the Group will) use reasonable endeavours to circumvent, or, as the case may be, to minimise the effect of the matters falling within paragraph (c) above that apply to preclude a relevant member of the Group from becoming a Guarantor in accordance with the requirement of paragraph (a) or (b) above.

(e)	For the purpose of this Clause:

(i)	gross assets, turnover and earnings before interest and tax (calculated on the same basis as Consolidated Earnings Before Interest and Tax) will be determined from the most recently financial statements delivered pursuant to Clause 22 (Information undertakings);

(ii)	if a company becomes a member of the Group after the latest audited financial statements of the Group have been prepared the gross assets, turnover or earnings before interest and tax (calculated on the same basis as Consolidated Earnings Before Interest and Tax) of that company shall be determined from its latest financial statements;

(iii)	the gross assets, turnover or earnings before interest and tax of the Group will be determined from the latest financial statements of the Group delivered pursuant to Clause 22 (Information undertakings) adjusted to reflect the disposal of any company disposed of or acquired after the date of such financial statements; and

(iv)	gross assets does not include goodwill.

24.15	Newco accession

The Company shall ensure that each Newco accedes to this Agreement as an Additional Guarantor in accordance with Clause 28.4 (Additional Guarantors) as soon as practicable after the Completion Date and in any event within 30 days of the Completion Date.

24.16	More Favourable Terms

(a)	For the purposes of this Clause 24.16 (More Favourable Terms) “Covenants” means any financial covenants in respect of future financial performance or financial condition (whether expressed in ratios or as fixed thresholds in respect of future financial performance or condition, or those expressed as “events of defaults”).

(b)	If at any time any of the Covenants made by or applicable to (as the case may be) the Parent or any member of the Group contained in the Loan Notes are more favourable to the holders of the Loan Notes than those applicable under this Agreement, the Parent must promptly notify the Agent of the details of those Covenants (the “Favourable Terms”). The Agent shall notify the Lenders promptly of the details of the Favourable Terms.

(c)	The Parent must, promptly on request of the Agent, enter into any documentation that is necessary to amend the applicable Covenants in this Agreement to reflect the Favourable Terms and do all other acts or things which the Agent may reasonably request to give effect to such amendments.

(d)	If at any time any member of the Group that is not a Guarantor provides a guarantee in respect of any of the Loan Notes, the Parent shall procure that such member of the Group becomes an Additional Guarantor under this Agreement prior to or concurrently with becoming a guarantor under the Loan Notes.

25.	COMPLETION OF REORGANISATION

25.1	Notice

The Company shall promptly notify the Agent when the Completion Date has occurred.

25.2	Parent Newco Accession Date

On and from the Parent Newco Accession Date the Parties agree that Parent Newco shall have the rights and obligations expressed to be in favour of or owed by the Parent under the Finance Documents and the Company shall cease to have any further rights and obligations as Parent but, for the avoidance of doubt, the Company shall not be released from its obligations as Company, Borrower or Guarantor.

26.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 26 is an Event of Default.

26.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within two Business Days of its due date.

26.2	Financial Covenants

Any requirement of Clause 23 (Financial Covenants) is not satisfied.

26.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 26.1 (Non-payment) or Clause 26.2 (Financial Covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within twenty-one days of the Agent giving notice to the Parent or the Parent becoming aware of the failure to comply.

26.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the circumstances giving rise to the representation or statement being incorrect or misleading are capable of remedy and those circumstances are remedied within twenty-one days of the Agent giving notice to the Parent or the Parent becoming aware of the circumstances.

26.5	Cross default

(a)	Any Financial Indebtedness of any Obligor or Material Company is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor or Material Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor or Material Company is cancelled or suspended by a creditor of any Obligor or Material Company as a result of an event of default (however described).

(d)	Any creditor of any Obligor or Material Company becomes entitled to declare any Financial Indebtedness of that Obligor or Material Company due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 26.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than $15,000,000 (or its equivalent).

26.6	Insolvency

(a)	An Obligor or Material Company is unable or admits inability to pay its debts as they fall due, or, by reason of actual or anticipated financial difficulties, suspends making payments on any of its debts or commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor or Material Company is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor or Material Company.

(d)	Any U.S. Group Company which is a Material Company shall:

(i)	apply for, or consent to, the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property;

(ii)	make a general assignment for the benefit of its creditors;

(iii)	commence a voluntary case under Title 11 of the United States of America Code entitled Bankruptcy (or any successor thereof), as amended;

(iv)	file a petition with respect to itself seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganisation, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts; or

(v)	take any corporate action for the purpose of effecting any of the foregoing with respect to itself.

26.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or Material Company (other than

(A)	a solvent reorganisation of any Obligor or Material Company (other than the Parent); or

(B)	in respect of any corporate action, legal proceedings or other procedure or step in connection with a winding-up which is frivolous or vexatious and which is stayed, discharged, dismissed or satisfied within 14 days of the date on which the relevant Obligor or Material Company became aware of the same);

(ii)	a composition, assignment or arrangement with any creditor of any Obligor or Material Company;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of any Obligor or Material Company (other than the Parent)), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or Material Company or a substantial part of its assets (other than the appointment of a receiver or similar officer which is dismissed within 14 days of the date on which the relevant Obligor or Material Company became aware of the same); or

(iv)	enforcement of any Security over any assets of any Obligor or Material Company (unless the liabilities of the relevant Obligor or Material Company in respect of which the enforcement has been taken are discharged or such enforcement is discontinued within 14 days of the date on which the relevant Obligor or Material Company became aware of the enforcement);

(v)	in respect of any U.S. Group Company, a proceeding or case shall be commenced, without the application or consent of such U.S. Group Company, in any court of competent jurisdiction, seeking:

(A)	its reorganisation, liquidation, dissolution, arrangement or winding-up or the composition or readjustment of its debts;

(B)	the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the U.S. Group Company or of all or any substantial part of its property; or

(C)	similar relief in respect of the U.S. Group Company under any law relating to the bankruptcy insolvency, reorganisation, winding-up or composition or adjustment of debts,

and any such proceeding or case referred to in paragraphs (i) - (iii) above shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 30 or more days, or an order for relief against the U.S. Group Company shall be entered in an involuntary case under Title 11 of the United States of America Code entitled Bankruptcy (or any successor thereto) as amended, or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any scheme, reorganisation or restructuring effected by the Transaction and/or pursuant to a scheme of arrangement or other transaction falling within paragraph (c) of the definition of Transaction.

26.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects the whole or any substantial part of the assets of an Obligor or Material Company having an aggregate value of at least $20,000,000 (or its equivalent) and is not discharged within fourteen days.

26.9	Ownership of the Obligors

(a)	An Obligor (other than the Parent) is not or ceases to be a Subsidiary of the Parent.

(b)	At any time after the completion of the scheme of arrangement or other transaction referred to in paragraph (d) of the definition of Transaction and prior to the Parent Newco Accession Date, an Obligor is not or ceases to be a Subsidiary of Parent Newco.

26.10	Dividends and share redemption

(a)	After the Effective Date the Parent:

(i)	declares, makes or pays any dividend or other distribution (or interest on any unpaid dividend or distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repays or distributes any dividend or share premium reserve; or

(iii)	redeems, repurchases, defeases, retires or repays any of its share capital or resolves to do so.

(b)	Paragraph (a) above shall not apply to:

(i)	any such actions which are undertaken after 1 February 2011 and where:

(A)	the most recently delivered Compliance Certificate shows that the ratio of EBITDAR to Fixed Charges for the Relevant Period to which that Compliance Certificate relates is equal to or greater than 1.7:1; and

(B)	prior to any payment of the nature described in paragraph (a) above being made the Parent has notified the Agent of the details of such payment and at the same time has provided the Agent with a certificate setting out (in reasonable detail) projections and computations which show that (assuming the payment is made) the requirements of paragraph (c) of Clause 23.1 (Financial condition) will be complied with for each Relevant Period ending during the immediately succeeding 12 month period following the proposed date of the proposed payment; and

(C)	at the time of such action there is no payment related Default and no Event of Default which is continuing; or

(ii)	the redemption or repurchase by the Parent of its share capital provided that the aggregate amount of such redemptions or repurchases does not exceed $1,000,000 (or its equivalent) in any financial year of the Parent.

(c)	Deviation in the actual results of the Group from the projections specified in any certificate provided pursuant to paragraph (b)(i)(B) of this Clause 26.10 (Dividends and share redemption) shall not in itself constitute a Default under this Clause 26.10 (Dividends and share redemption) (but for the avoidance of doubt this paragraph (c) does not affect the meaning of “Default” in paragraph (b)(i)(C) of this Clause 26.10 (Dividends and share redemption).

26.11	Repudiation

An Obligor repudiates a Finance Document.

26.12	Material adverse change

Any event or circumstance occurs which has had a Material Adverse Effect.

26.13	ERISA Material adverse change

Any ERISA Event shall have occurred, or Clause 24.12 (Compliance with ERISA) shall be breached and the liability of a U.S. Group Company or its ERISA Affiliates either individually or in the aggregate related to such ERISA Event or breaches, individually or when aggregated with all other ERISA Events, and all such breaches would have or would be reasonably expected to have a Material Adverse Effect.

26.14	Acceleration

(a)	On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Parent:

(i)	cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

(ii)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(iv)	declare that full cash cover in respect of each Letter of Credit is immediately due and payable whereupon it shall become immediately due and payable; and/or

(v)	declare that full cash cover in respect of each Letter of Credit be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

(b)	At any time after the occurrence of an Event of Default under Clause 26.6 (Insolvency) or Clause 26.7 (Insolvency Proceedings) in respect of any U.S. Group Company, the Utilisations made to such U.S. Group Company shall automatically become immediately due and payable without notice from the Agent (together with accrued interest and commission thereon and any other sums then owed by such U.S. Group Company hereunder).

SECTION 9

CHANGES TO PARTIES

27.	CHANGES TO THE LENDERS

27.1	Assignments and transfers by the Lenders

Subject to this Clause 27, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution (the “New Lender”).

27.2	Conditions of assignment or transfer

(a)	The consent of the Parent is required for an assignment or transfer by a Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or is made whilst an Event of Default is continuing.

(b)	The consent of the Parent to an assignment or transfer must not be unreasonably withheld or delayed. The Parent will be deemed to have given its consent ten Business Days after the Lender has requested it unless consent is expressly refused by the Parent within that time.

(c)	The consent of the Parent to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	Unless the Parent and the Agent otherwise agree, an assignment or transfer of part (but not all) of a Lender’s rights and/or obligations must be in a minimum amount of $7,500,000 (or its equivalent).

(e)	An assignment will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(f)	A transfer will only be effective if the procedure set out in Clause 27.7 (Procedure for Transfer) is complied with.

(g)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15 (Tax Gross-up and Indemnities) or Clause 16 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

27.3	Assignments and transfers of Letters of Credit

(a)	Notwithstanding any other provision of this Agreement, the consent of the Issuing Bank is required for any assignment or transfer of any Lender’s rights and/or obligations under the Facility.

(b)	If paragraph (a) and the conditions and procedure for transfer specified in Clause 27 (Changes to the Lenders) are satisfied, then on the Transfer Date the Issuing Bank and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Issuing Bank and the Existing Lender shall each be released from further obligations to each other under this Agreement.

27.4	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 27, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

27.5	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $2,750.

27.6	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

27.7	Procedure for transfer

(a)	Subject to the conditions set out in Clause 27.2 (Conditions of Assignment or Transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender and the Agent makes a corresponding entry in the Register (as defined in Clause 27.9 (The Register)) pursuant to Clause 27.9. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(b)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Mandated Lead Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

27.8	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

27.9	The Register

For U.S. federal income tax purposes only, the Agent, acting solely for this purpose as an agent of the Obligors, shall maintain at one of its offices a copy of each Transfer Certificate delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the Commitments of and obligations (including principal and interest amounts) owing to each Lender. Without limitation of any other provision of this Clause 27 (Changes to the Lenders), no transfer shall be effective until recorded in the Register. The entries in the Register shall be conclusive absent manifest error and each Obligor, the Agent and each Lender shall treat each person whose name is recorded in the Register as a Lender notwithstanding any notice to the contrary. The Register shall be available for inspection by each Obligor at any reasonable time and from time to time upon reasonable prior notice.

28.	CHANGES TO THE OBLIGORS

28.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 22.8 (“Know your customer” checks), (i) the Company may request that the Parent Newco, or (ii) the Parent may request that any of its wholly owned Subsidiaries becomes an Additional Borrower. That company shall become an Additional Borrower if:

(i)	that company is incorporated in England and Wales, the United States of America or (after the Completion Date) Bermuda or a Participating Member State or all the Lenders approve the addition of that company (provided that if such company is incorporated in a jurisdiction other than England and Wales or in a Participating Member State other than Luxembourg at the same time as its accession any change to Clause 15 (Tax Gross-up and Indemnities) reasonably requested by the Agent as a consequence of such an entity becoming a Borrower is made);

(ii)	the Parent or the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)	the company is (or becomes) a Guarantor prior to or concurrently with becoming a Borrower;

(iv)	the Parent or the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)	the Agent has received all of the documents and other evidence listed in Part IB of Schedule 3 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent (acting reasonably).

(b)	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting reasonably)) all the documents and other evidence listed in Part IB of Schedule 3 (Conditions precedent) in relation to any company.

28.3	Resignation of a Borrower

(a)	The Parent may request that a Borrower (other than the Parent) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Parent has confirmed this is the case);

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

28.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 22.8 (“Know your customer” checks), the Parent may request that any of its wholly owned Subsidiaries or a Newco become an Additional Guarantor or, to the extent required to comply with Clause 24.14 (Guarantor cover) or pursuant to Clause 10.3 (Unlawfulness) or pursuant to paragraph (d) of Clause 24.16 (More Favourable Terms) any of its Subsidiaries becomes an Additional Guarantor. That Subsidiary or Newco shall become an Additional Guarantor if:

(i)	the Parent or the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part IB of Schedule 3 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent (acting reasonably).

(b)	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting reasonably)) all the documents and other evidence listed in Part IB of Schedule 3 (Conditions precedent).

28.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the acceding company that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

28.6	Resignation of a Guarantor

The Parent may request that a Guarantor (other than the Parent) ceases to be a Guarantor by delivering to the Agent a Resignation Letter. The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if no Default is continuing or would result from the acceptance of the Resignation Letter (and the Parent has confirmed this is the case).

SECTION 10

THE FINANCE PARTIES

29.	ROLE OF THE AGENT AND THE MANDATED LEAD ARRANGERS

29.1	Appointment of the Agent

(a)	Each of the Mandated Lead Arrangers, Co-Lead Arrangers and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Mandated Lead Arrangers, Co-Lead Arrangers and the Lenders authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

(d)	The Agent shall promptly notify the Lenders of any Default arising under Clause 26.1 (Non-payment).

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

29.3	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, neither the Mandated Lead Arrangers nor the Co-Lead Arrangers shall have obligations of any kind to any other Party under or in connection with any Finance Document.

29.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of any other person.

(b)	None of the Agent, Mandated Lead Arrangers or Co-Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.5	Business with the Group

The Agent, the Mandated Lead Arrangers and the Co-Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

29.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Parent (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Mandated Lead Arrangers or the Co-Lead Arrangers are obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

29.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable to the Lenders for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Lenders.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

29.8	Responsibility for documentation

None of the Agent, the Mandated Lead Arrangers and the Co-Lead Arrangers:

(a)	are responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person given in or in connection with any Finance Document; or

(b)	are responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

29.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent, a Mandated Lead Arranger or Co-Lead Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent, the Mandated Lead Arrangers and Co-Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Mandated Lead Arrangers or the Co- Lead Arrangers.

29.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

29.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in London, England as successor by giving notice to the Finance Parties and the Parent.

(b)	Alternatively the Agent may resign by giving notice to the Finance Parties and the Parent, in which case the Majority Lenders (with the consent of the Parent, not to be unreasonably withheld or delayed and not to be required if an Event of Default is continuing,) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (with the consent of the Parent, not to be unreasonably withheld or delayed and not to be required if an Event of Default is continuing) may appoint a successor Agent (acting through an office in London, England).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Parent, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

29.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Mandated Lead Arrangers or the Co-Lead Arrangers are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

29.13	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 5 (Mandatory Cost formulae).

29.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Mandated Lead Arrangers and Co-Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

29.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Parent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

29.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.17	Notification of Transfers

If there is, at the time of a transfer under Clause 27 (Changes to the Lenders) a Borrower which is incorporated in Luxembourg then the Agent shall notify such Borrower of such a transfer and for the purpose of all applicable laws this shall constitute a notice to such Borrower of such transfer.

30.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31.	SHARING AMONG THE FINANCE PARTIES

31.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.5 (Partial Payments).

31.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 32.5 (Partial Payments).

31.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 31.2 (Redistribution of Payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

31.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 31.2 (Redistribution of Payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Lender for the amount so reimbursed.

31.5	Exceptions

(a)	This Clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

32.	PAYMENT MECHANICS

32.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent or (as applicable) the Issuing Bank (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

32.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

32.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 33 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

32.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Mandated Lead Arrangers under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement and any amount due but unpaid under Clause 7.3 (Claims under a Letter of Credit) and Clause 7.4 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

32.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

32.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

32.10	Disruption to Payment Systems

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Parent that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 38 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 32.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

33.	SET-OFF

Whilst an Event of Default is continuing a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

34.	NOTICES

34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

34.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company and the Original Obligors, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address, fax number, or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

34.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Parent in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

34.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or details of a specified department or officer or change of address or fax number or details of a specified department or officer pursuant to Clause 34.2 (Addresses) or changing its own address or fax number or details of a specified department or officer, the Agent shall notify the other Parties.

34.5	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

34.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.	CALCULATIONS AND CERTIFICATES

35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days (or in the case of any Utilisation in sterling, 365 days) or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

36.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38.	AMENDMENTS AND WAIVERS

38.1	Required consents

(a)	Subject to Clause 38.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

38.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 28 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 27 (Changes to the Lenders) or this Clause 38 (Amendments and Waivers);

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Mandated Lead Arrangers may not be effected without the consent of the Agent or the Mandated Lead Arrangers.

39.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

40.	USA PATRIOT ACT

Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

41.	GOVERNING LAW

This Agreement and all non-contractual obligations arising from or connected with it are governed by English law.

42.	ENFORCEMENT

42.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 42.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints the Company at 15, Golden Square, London W1F 9JG, marked for the attention of the Group Treasurer as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

42.3	Waiver of Jury Trial

EACH OF THE FINANCE PARTIES IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER FINANCE DOCUMENT.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part I

The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any)
Signet Group plc	00477692

Name of Original Guarantor	Registration number (or equivalent, if any)
Signet Group plc	00477692

H. Samuel Limited	00146570

Sterling Inc.	an Ohio corporation

Sterling Jewelers Inc.	a Delaware corporation

Checkbury Limited	01131608

Signet Holdings Limited	03769622

Ernest Jones Limited	03768966

Part II

The Original Lenders

Name of Original Lender	Commitment ($)
Barclays Bank PLC	71,153,846.15
Fifth Third Bank	71,153,846.15
HSBC Bank plc	71,153,846.15
The Royal Bank of Scotland plc	71,153,846.15
ABN Amro Bank N.V.	42,692,307.70
National City Bank	42,692,307.70

Total Commitments	$370,000,000

SCHEDULE 2

MARGIN

Margin

(per cent. per annum)

EBITDAR: Fixed Charges for the Relevant Period

Greater than 1.4:1 but equal to or less than 1.6:1	Greater than 1.6:1 but equal to or less than 1.85:1	Greater than 1.85:1

2.75	2.25	1.75

SCHEDULE 3

CONDITIONS PRECEDENT

Part IA

Conditions precedent to initial Utilisation

1.	Original Obligors

(a)	A copy of the constitutional documents of each Original Obligor.

(b)	A copy of a good standing certificate (including verification of tax status) with respect to each U.S. Group Company, issued as of a recent date by the Secretary of State or other appropriate official of each U.S. Group Company’s jurisdiction of incorporation or organisation.

(c)	A copy of a resolution of the board of directors of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above.

(e)	A letter from the Company to its subsidiaries which are to become Original Guarantors under this Agreement consenting, where necessary, under the articles of association of each such company to it entering into this Agreement as a Guarantor.

(f)	A certificate from each Original Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on such Original Obligor to be exceeded.

(g)	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part IA of Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

(a)	A legal opinion of Clifford Chance, legal advisers to the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion from Weil, Gotshal & Manges LLP, special U.S. counsel to the Company.

(c)	A legal opinion of the in-house counsel of Sterling Inc.

3.	Other documents and evidence

(a)	The Original Financial Statements of each Original Obligor.

(b)	Evidence that the fees then due from the Parent pursuant to Clause 14 (Fees) have been paid or will be paid by the first Utilisation Date.

(c)	Evidence that the Company has given notice of prepayment and cancellation pursuant to, and to the extent permitted under, the Existing Facilities and has delivered an authorisation to the Agent to apply the proceeds of the First Utilisation hereunder in discharge of all outstandings under the Existing Facilities.

(d)	A certificate of the Chief Financial Officer of each U.S. Group Company stating that the respective company is Solvent after giving effect to the initial Loans, the application of the proceeds of the Loans in accordance with Clause 3 (Purpose) and the payment of all estimated legal, accounting and other fees related to this Agreement and the consummation of the other transactions contemplated by this Agreement. For purposes of this certificate, “Solvent” means with respect to such Obligor on any date of determination that (a) the fair value of the property of such person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such person; (b) the present fair saleable value of the assets of such person is not less than the amount which will be required to pay the probable liability of such person on its debts as they become absolute and mature; (c) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay as such debts and liabilities mature; and (d) such person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such person’s property would constitute unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual and matured liability.

Part IB

Conditions Precedent required to be delivered

by an Additional Obligor

1.	An Accession Letter, duly executed by the Additional Obligor and the Company or the Parent.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	Each Obligor which is a U.S. Group Company, a certificate of the Chief Financial Officer of such Obligor stating that the respective company is Solvent after giving effect to the initial Loans, the application of the proceeds thereof in accordance with Clause 3 (Purpose) and the payment of all estimated legal, accounting and other fees related to this Agreement and the consummation of the other transactions contemplated hereby. For purposes of this certificate, “Solvent” means with respect to such Obligor on any date of determination that (a) the fair value of the property of such person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such person; (b) the present fair saleable value of the assets of such person is not less than the amount which will be required to pay the probable liability of such person on its debts as they become absolute and mature; (c) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay as such debts and liabilities mature; and (d) such person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such person’s property would constitute unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual and matured liability.

4.	A copy of a resolution of the board of directors of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

6.	A copy of a resolution signed by all the holders of the issued shares of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party if required by the laws of its jurisdiction of incorporation provided that no such resolution will be required for an Obligor incorporated in England and Wales, Bermuda or Parent Newco.

7.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

8.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part IB of Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

9.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document as regards the Additional Obligor.

10.	If available, the latest audited financial statements of the Additional Obligor.

11.	A legal opinion of Clifford Chance, legal advisers to the Agent in England.

12.	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Additional Obligor or the Finance Parties in the jurisdiction in which the Additional Obligor is incorporated.

13.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 42.2 (Service of Process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

14.	If the Additional Obligor is a Newco, the following additional conditions precedent:

(a)	evidence that the Completion Date has occurred;

(b)	a structure diagram showing the names, jurisdiction of incorporation and shareholdings of Parent Newco and each other Newco;

(c)	certified true and complete copies of all material documentation relating to the Transaction requested by the Agent, including (without limitation) any sale and purchase agreements, any scheme of arrangement documentation (including any circular sent to shareholders of the Company relating to any scheme of arrangement and a copy of the court order sanctioning any scheme of arrangement and due registration of the court order) and any other document and circular despatched by the Company to its shareholders;

(d)	evidence that each other Newco (including Parent Newco) will at the same time accede as an Additional Guarantor; and

(e)	opening balance sheet for each Newco.

SCHEDULE 4

REQUESTS

Part IA

Utilisation Request

From:	[Borrower]/[The Parent]

To:	[Agent]

Dated:

Dear Sirs

Re:	$370,000,000 Multicurrency Revolving Facilities Agreement dated 26 June 2008 with Signet Group plc as the Company and HSBC Bank plc as the Agent as amended and restated on [ ] 2009 by an amendment agreement between, among others, the Company and the Agent (the “Facilities Agreement”)

We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

1.	We request a Utilisation by way of a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

2.	We confirm that each condition specified in Clause 4.2 (Further Conditions Precedent) is satisfied on the date of this Utilisation Request.

3.	The proceeds of this Loan should be credited to [account].

4.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory [for]/[by]

[name of relevant Borrower]/[The Parent on behalf of [name of relevant Borrower]]

Part IB

Utilisation Request - Letters of Credit

From:	[Borrower]/[The Parent]

To:	[Agent]

Dated:

Dear Sirs

Re:	$370,000,000 Multicurrency Revolving Facilities Agreement dated 26 June 2008 with Signet Group plc as the Company and HSBC Bank plc as the Agent as amended and restated on [ ] 2009 by an amendment agreement between, among others, the Company and the Agent (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Letter of Credit to be issued by [Issuing Bank] (the “Issuing Bank”) on the following terms:

Proposed Utilisation Date:	[—] (or, if that is not a Business Day, the next Business Day)

Amount:	[—] or, if less, the Available Facility

Beneficiary:	[—]

Term or Expiry Date:	[—]

3.	We confirm that each condition specified in paragraph (b) of Clause 6.6 (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request.

4.	We attach a copy of the proposed Letter of Credit.

5.	This Utilisation Request is irrevocable.

Delivery Instructions:

[specify delivery instructions]

Yours faithfully

authorised signatory for

[name of relevant Borrower]/[The Parent on behalf of [name of relevant Borrower]]

SCHEDULE 5

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

(b)	in relation to a Loan in any currency other than sterling:

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 11.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

5.1	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

5.2	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

5.3	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

5.4	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

8.1	the jurisdiction of its Facility Office; and

8.2	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 6

FORM OF TRANSFER CERTIFICATE

To:	HSBC Bank plc as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Re:	$370,000,000 Multicurrency Revolving Facilities Agreement dated 26 June 2008 with Signet Group plc as the Company and HSBC Bank plc as the Agent as amended and restated on [ ] 2009 by an amendment agreement between, among others, the Company and the Agent (the “Facilities Agreement”)

We refer to the Facilities Agreement. This is a Transfer Certificate. Terms defined in the Facilities Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

1.	We refer to Clause 27.7 (Procedure for Transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender and the New Lender transferring by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 27.7 (Procedure for Transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

2.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 27.6 (Limitation of Responsibility of Existing Lenders).

3.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [            ].

HSBC Bank plc

By:

[Note: Agent to note the provisions of Clauses 27.9 and 29.17.]

SCHEDULE 7

FORM OF ACCESSION LETTER

To:	HSBC Bank plc as Agent

From:	[Name of Additional Obligor] and Parent/Company

Dated:

Dear Sirs

Re:	$370,000,000 Multicurrency Revolving Facilities Agreement dated 26 June 2008 with Signet Group plc as the Company and HSBC Bank plc as the Agent as amended and restated on [ ] 2009 by an amendment agreement between, among others, the Company and the Agent (the “Facilities Agreement”)

We refer to the Facilities Agreement. This is an Accession Letter. Terms defined in the Facilities Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

1.	[Name of Additional Obligor] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facilities Agreement as an Additional [Borrower]/[Guarantor] pursuant to [Clause 28.2 (Additional Borrowers)]/[Clause 28.4 (Additional Guarantors)] of the Facilities Agreement. [Additional Obligor] is a company duly incorporated under the laws of [name of relevant jurisdiction].

2.	[Name of Additional Obligor’s] administrative details are as follows:

Address:

Fax No:

Attention:

[Set out here any agreed limitations applicable to the guarantee given by the Additional Guarantor pursuant to Clause 20 of the Facilities Agreement]

3.	This Accession Letter is governed by English law.

4.	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Accession Letter (including a dispute regarding the existence, validity or termination of this Accession Letter) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This paragraph 4 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

5.	[For accession by Luxembourg Obligor only] [name of Additional Obligor] represents that it is (and understands that it shall remain) in full compliance with the amended Luxembourg law dated 31 May 1999 on the domiciliation of companies (and the relevant regulations).

[This Accession Letter is entered into by deed.]

[Parent]	[Name of Additional Obligor]

By:	By:

SCHEDULE 8

FORM OF RESIGNATION LETTER

To:	HSBC Bank plc as Agent

From:	[Name of Resigning Obligor] and Parent/Company

Dated:

Dear Sirs

Re:	$370,000,000 Multicurrency Revolving Facilities Agreement dated 26 June 2008 with Signet Group plc as the Company and HSBC Bank plc as the Agent as amended and restated on [ ] 2009 by an amendment agreement between, among others, the Company and the Agent (the “Facilities Agreement”)

We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

1.	Pursuant to [Clause 28.3 (Resignation of a Borrower)]/[Clause 28.6 (Resignation of a Guarantor)], we request that [Name of Resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement.

2.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[Clause 24.14 (Guarantor Cover) would not be breached as a result of such resignation.]

(c)	[ ]*

3.	We enclose a certificate setting out our calculations which confirm that the aggregate gross assets, turnover and earnings before interest and tax (calculated on the same basis as Consolidated Earnings Before Interest and Tax) of the Guarantors (in each case calculated on an unconsolidated basis and excluding intra-Group items) following the resignation is [ ] per cent. of the gross assets, turnover and earnings before interest and tax of the Group.

4.	This Resignation Letter is governed by English law.

[Parent]	[Name of Resigning Obligor]

By:	By:

*	Insert any other conditions required by the Facility Agreement.

SCHEDULE 9

FORM OF COMPLIANCE CERTIFICATE

To:	HSBC Bank plc as Agent

From:	[Parent]

Dated:

Dear Sirs

Re:	$370,000,000 Multicurrency Revolving Facilities Agreement dated 26 June 2008 with Signet Group plc as the Company and HSBC Bank plc as the Agent as amended and restated on [ ] 2009 by an amendment agreement between, among others, the Company and the Agent (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)	Consolidated Tangible Net Worth as at [ ] was £[ ],

(b)	As at [ ], Consolidated Net Debt was [ ].

For the Relevant Period ending on [    ], Consolidated EBITDA comprises:

Consolidated Earnings Before Interest and Tax	[	]
plus Amount attributable to amortisation of intangible assets	[	]
plus Amount attributable to depreciation of tangible assets	[	]
[Adjustment for EBITDA of acquired/disposal of companies	[	]]

Total

The ratio of Consolidated Net Debt to Consolidated EBITDA for the Relevant Period was [    ].

(c)	For the Relevant Period ending on [ ], EBITDAR is determined as follows:

Consolidated Earnings Before Interest and Tax	[	]
plus Amount attributable to depreciation of tangible assets	[	]
plus Amount attributable to amortisation of intangible assets	[	]
plus Rents	[	]
plus Operating Lease Expenditure	[	]

Total

For the Relevant Period ending on [    ], Fixed Charges are as follows:

Consolidated Net Interest Expenditure	[	]
plus Rents	[	]
plus Operating Lease Expenditure	[	]

Total

The Ratio of EBITDAR to Fixed Charges for the Relevant Period was therefore [    ].

(d)	In accordance with the figures set out in paragraph (a), (b) and (c) above the Margin will be [ — ] per cent. which shall take effect on the date falling three business days after the date on which this compliance certificate is received by the Agent in respect of any Utilisation or Rollover Utilisation to be made on or after that date.

(e)	For the Relevant Period ending on [ ], the list of Material Companies comprise of:

Company name and registration number	Profits before interest and tax ($ and % contribution)	Gross assets ($ and % contribution)	Turnover ($ and % contribution)
Parent Newco	[ ]	[ ]	[ ]
[Newco’s]	[ ]	[ ]	[ ]
[list others]	[ ]	[ ]	[ ]

3.	We confirm that during the Relevant Period ending on [ ] [no Qualifying Priority Debt was incurred which required a Priority Debt Prepayment Amount to be applied in that Relevant Period in accordance with Clauses 10.6 (Mandatory Prepayment - Priority Debt and Net Debt) and 10.7 (Application of mandatory prepayments) of the Facilities Agreement / Qualifying Priority Debt was incurred in that Relevant Period [which required/will require] the following Priority Debt Prepayment Amounts to be applied in [that Relevant Period/specify timing for effecting any prepayments/cancellation of the Facility] in accordance with Clauses 10.6 (Mandatory Prepayment - Priority Debt and Net Debt) and 10.7 (Application of mandatory prepayments) of the Facilities Agreement [specify details of Priority Debt Prepayment Amounts and the date(s) on which those amounts were/will be applied in accordance with Clause 10.7 (Application of mandatory prepayments) of the Facilities Agreement].

4.	[We confirm that no Default is continuing.] *

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

5.	[Include in Compliance Certificate delivered with annual financial statements confirmation that Clause 5.5 (Clean Down) of the Facilities Agreement was complied with and giving details of the period of 5 days].

Signed:
Director of [Parent]

SCHEDULE 10

LMA FORM OF CONFIDENTIALITY UNDERTAKING

Letterhead of Seller/Seller’s agent/broker]

To:

[insert name of Potential Purchaser/Purchaser’s agent/broker]

Re:	The Agreement

Borrower: Date: Amount: Agent:

Dear Sirs

We understand that you are considering [acquiring]/[arranging the acquisition of] an interest in the Agreement (the “Acquisition”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2[(c)/(d)] below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2.	Permitted Disclosure We agree that you may disclose Confidential Information:

(a)	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

(b)	[subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to you in equivalent form to this letter;]

[(b/c)]	subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group so long as that person has delivered a letter to you in equivalent form to this letter; and

[(c/d)]	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.	Notification of Required or Unauthorised Disclosure You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2[(c)/(d)] or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2[(c)/(d)] above.

5.	Continuing Obligations The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc You acknowledge and agree that:

(a)	neither we, [nor our principal] nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we [or our principal] or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	No Waiver; Amendments, etc This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us.

8.	Inside Information You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.

Nature of Undertakings The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of [our principal,] the Borrower and each other member of the Group.

10.	Third party rights

(a)	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

(b)	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

(c)	The parties to this letter do not require the consent of the Relevant Persons to rescind or vary this letter at any time.

11.	Governing Law and Jurisdiction This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12.	Definitions In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means any information relating to the Borrower, the Group, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

“Permitted Purpose” means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of] considering and evaluating whether to enter into the Acquisition; and

“Purchaser Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Seller/Seller’s agent/broker]

To: [Seller]

[Seller’s agent/broker]

The Borrower and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Purchaser/Purchaser’s agent/broker]

SCHEDULE 11

TIMETABLES

Part I

Loans

	Loans in euro or dollars	Loans in domestic sterling	Loans in other currencies
Agent notifies the Parent if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	—	—	U-4

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	U-3 4.00pm	U-1 4.00pm	U-3 4.00pm

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ Participation)	U-3 Upon receipt of Utilisation Request	U-1 Upon receipt of Utilisation Request	U-3 Upon receipt of Utilisation Request

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ Participation)	U-3 5.30pm	U-1 5.30pm	U-3 5.30pm

Agent receives a notification from a Lender under Clause 8.2 (Unavailability of a Currency)	U-2 10.00am	U 10.00am	U-2 10.00am

Agent gives notice in accordance with Clause 8.2 (Unavailability of a Currency)	U-2 10.30am	U 10.30am	U-2 10.30am

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

Part II

Letters of Credit

Letters of Credit
Delivery of a duly completed Utilisation Request (Clause 6.3 (Delivery of a Utilisation Request for Letters of Credit)).	U-3 9.30am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit, if required under Clause 6.6 (Issue of Letters of Credit) and notifies the Issuing Bank and the Lenders of the Letter of Credit in accordance with Clause 6.6 (Issue of Letters of Credit).

U-1 noon

Delivery of a duly completed Renewal Request (Clause 6.7 (Renewal of a Letter of Credit)).	U-3 9.30am

“U”- date of utilisation or, in the case of a Letter of Credit to be renewed in accordance with Clause 6.7, the first day of the proposed term of the renewed Letter of Credit.

“U - X” - Business Days prior to date of utilisation.

SCHEDULE 12

FORM OF LETTER OF CREDIT

Part I

Form of Letter of Credit where Fifth Third Bank is Issuing Bank

LETTER OF CREDIT NO. S	PAGE 1

ISSUING BANK:

FIFTH THIRD BANK, (AFFILIATE)

BENEFICIARY:

[—]

APPLICANT:

[—]

LETTER OF CREDIT NO: CIS

ISSUE DATE: [—]

EXPIRATION DATE: [—]

EXPIRATION PLACE: [—]

AMOUNT:                 USD                         THOUSAND AND 00/100

WE HEREBY ISSUE IN YOUR FAVOUR THIS IRREVOCABLE STANDBY LETTER OF CREDIT WHICH IS AVAILABLE BY PRESENTATION OF YOUR DRAFT(S) AT SIGHT DRAWN ON FIFTH THIRD BANK, (AFFILIATE) ACCOMPANIED BY THIS ORIGINAL LETTER OF CREDIT AND THE FOLLOWING DOCUMENTS:

[—]

BENEFICIARY’S SIGNED STATEMENT CERTIFYING THAT “(INSERT TRIGGER CLAUSE)”

PARTIAL DRAWINGS ARE ALLOWED.

MULTIPLE DRAWINGS ARE ALLOWED.

THE BANK SHALL NOT BE CALLED UPON TO DETERMINE QUESTIONS OF FACT OR LAW AT ISSUE BETWEEN THE BANK’S CUSTOMER AND THE BENEFICIARY OF THIS LETTER OF CREDIT.

DRAFT MUST BEAR THE CLAUSE: “DRAWN UNDER LETTER OF CREDIT NUMBER CIS            OF FIFTH THIRD BANK, (AFFILIATE), DATED                     ”.

THIS ORIGINAL LETTER OF CREDIT, ALONG WITH ANY SUBSEQUENT AMENDMENTS, MUST BE SUBMITTED TO THE BANK FOR OUR ENDORSEMENT OF ANY PAYMENTS EFFECTED BY US AND/OR FOR CANCELLATION.

WE ENGAGE WITH YOU THAT DRAFTS DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT WILL BE HONORED IF NEGOTIATED OR PRESENTED DURING BUSINESS HOURS ON OR BEFORE THE EXPIRATION DATE AT:

FIFTH THIRD BANK

INTERNATIONAL TRADE SERVICES

5050 KINGSLEY DRIVE, MD 1MOCBR

CINCINNATI, OH 45263

513-358-2131

THIS CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES/ISP98, INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION 590.

THIS LETTER OF CREDIT IS GOVERNED BY THE LAWS OF OHIO, UNITED STATES OF AMERICA.

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

Part II

Form of Letter of Credit where a Lender (other than Fifth Third Bank) is Issuing Bank

To:	[Beneficiary](the “Beneficiary”)

Date

Irrevocable Standby Letter of Credit no. [—]

At the request of [—], [Issuing Bank] (the “Issuing Bank”) issues this irrevocable standby Letter of Credit (“Letter of Credit”) in your favour on the following terms and conditions:

1.	Definitions

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London.

“Demand” means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

“Expiry Date” means [—].

“Total L/C Amount” means [—].

2.	Issuing Bank’s agreement

(a)	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by no later than [—] p.m. (London time) on the Expiry Date.

(b)	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)	The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.	Expiry

(a)	The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b)	Unless previously released under paragraph (a) above, on [—] p.m.(London time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(c)	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.	Payments

All payments under this Letter of Credit shall be made in [—] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows:

[

]

6.	Assignment

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.	ISP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.	Governing Law

This Letter of Credit is governed by English law.

9.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit.

Yours faithfully

[Issuing Bank]

By:

SCHEDULE 13

FORM OF DEMAND

To:	[ISSUING BANK]

[Date]

Dear Sirs

Standby Letter of Credit no. [—] issued in favour of [BENEFICIARY] (the “Letter of Credit”)

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.	We certify that the sum of [—] is due [and has remained unpaid for at least [—] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [—].

2.	Payment should be made to the following account:

Name:

Account Number:

Bank:

3.	The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)	(Authorised Signatory)

For

[BENEFICIARY]

SIGNATURES

THE PARENT, COMPANY, ORIGINAL BORROWER AND ORIGINAL

GUARANTOR

SIGNET GROUP PLC

By:

Address:	15, Golden Square London W1F 9JG

Fax:	020 7734 9376

THE ORIGINAL GUARANTORS

H. SAMUEL LIMITED

By:

Address:	15, Golden Square London W1F 9JG

Fax:	020 7734 9376

STERLING INC.

By:

Address:	375 Ghent Road Akron OH 44333 USA

Fax:	+1 330 668 5191

STERLING JEWELERS INC.

By:

Address:	375 Ghent Road Akron OH 44333 USA

Fax:	+1 330 668 5191

CHECKBURY LIMITED

By:

Address:	15, Golden Square London W1F 9JG

Fax:	020 7734 9376

SIGNET HOLDINGS LIMITED

By:

Address:	15, Golden Square London W1F 9JG

Fax:	020 7734 9376

ERNEST JONES LIMITED

By:

Address:	15, Golden Square London W1F 9JG

Fax:	020 7734 9376

THE AGENT

HSBC BANK plc

By:

Address:	Level 24
8 Canada Square
London E14

Fax:	0207 991 4348

Attention:	Corporate Trust and Agency Loans

THE MANDATED LEAD ARRANGERS

BARCLAYS CAPITAL

By:

FIFTH THIRD BANK

By:

HSBC BANK plc

By:

THE ROYAL BANK OF SCOTLAND plc

By:

THE CO-LEAD ARRANGERS

ABN AMRO BANK N.V.

By:

NATIONAL CITY BANK

By:

THE LENDERS

ABN AMRO BANK N.V.

By:

BARCLAYS BANK PLC

By:

FIFTH THIRD BANK

By:

HSBC BANK plc

By:

NATIONAL CITY BANK

By:

THE ROYAL BANK OF SCOTLAND plc

By:

THE ISSUING BANK

FIFTH THIRD BANK

By: